Filed with the Securities and Exchange Commission on March 31, 2006.

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEURALSTEM, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	2836	52-2007292
(State of Incorporation)	(Primary Standard Industrial Code No.)	(IRS Employer Identification No.)

9700 Great Seneca Highway, Rockville, Maryland 20850

(301) 366-4841

 (Address and telephone number of principal executive offices)

The Corporation Trust Company

1209 Orange Street

New Castle County, Wilmington, Delaware 19801

 (Name, address and telephone number of agent for service)

Copies to:

Christopher H. Dieterich, Esq.

Dieterich & Associates

11300 West Olympic Blvd., Suite 800

Los Angeles, California 90064

Approximate date of commencement of proposed sale to the public:  From time-to-time after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $.01 par value (2)	800,000	$1.00	800,000	$ 101.36
Common Stock, $.01 par value (3)	1,272,000	$1.00	1,272,000	$ 161.16
Common Stock, $.01 par value (4)	2,000,000	$1.00	2,000,000	$ 253.40
Common Stock, $.01 par value (5)	1,000,000	$1.00	1,000,000	$ 126.70
Common Stock, $.01 par value (6)	5,000,000	$1.00	5,000,000	$ 633.50
Common Stock, $.01 par value (7)	5,000,000	$1.00	5,000,000	$ 633.50
Common Stock, $.01 par value (8)	800,000	$1.00	800,000	$ 101.36
Common Stock, $.01 par value (9)	330,000	$1.00	330,000	$ 441.81
Total	16,202,000	$1.00	$16,202,000	$ 2,052.79

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using recent transactions for valuation.

(2) Represents shares of common stock eligible to be dividended to all “whole lot” shareholders of record of Regal One Corp., as of February 15, 2006. Dividend date to be determined.

 (3) Represents shares of common stock issued to certain investors  in a private placement, dated September 15, 2005.

        (4) Represents 1,000,000 shares of common stock issued to certain investors who purchased stock on December 27, 2005 pursuant and shares underlying 1,000,000 warrants, with an exercise price of $0.50 per share, granted to Regal One Corporation in a contract amended September 15, 2005.

        (5) Represents shares of common stock underlying warrants issued to Regal One Corp. by contract last amended on September 15, 2005, with an exercise price of $5.00 per share..

        (6) Represents shares of common stock sold in a private placement on or before March 5, 2006.

 (7) Represents shares of common stock underlying Series “A” (2,500,000 shares) and Series “B” (2,500,000 shares) warrants to purchase common stock, issued to various investors in the private placement that closed  on or before March 5, 2006.

        (8) Represents shares of common stock underlying warrants earned in March 5, 2006 private placement.

        (9) Represents shares underlying warrants granted to Equity Communications

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 31, 2006

PROSPECTUS

NEURALSTEM, INC.

16,202,000 SHARES OF COMMON STOCK

        This registration covers an aggregate of 16,202,000 shares of Neuralstem common stock held by existing Neuralstem shareholders. This common stock or interests therein, may be disposed of, from time-to-time, by the selling shareholders,  in the principal market on which the stock is traded at the prevailing market price or in negotiated private transactions. The selling shareholders may be deemed underwriters of the shares of common stock which they are offering. We will pay the expenses of registering these shares.

8,130,000 shares of the common stock covered hereby are issuable upon the exercise of warrants held by the selling shareholders. Neuralstem is not selling any shares of common stock in this Registration, will not receive any proceeds from this Registration and we will not receive any proceeds from the resale of any common stock by the selling shareholders. Neuralstem will receive gross proceeds of $15,295,000  if all of the warrants are exercised for cash by the selling shareholders.

The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of common stock covered hereby, or interests therein, on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.  All costs associated with this registration will be borne by Regal One Corporation, a BDC.

       There is no public market for the warrants. Neuralstem Inc. common stock is not currently quoted on the over-the-counter Bulletin Board, although such a listing may occur in the near future.

__________________________

These securities are speculative and involve a high degree of risk. The “Risk Factors” beginning on page 6 of this Prospectus, should be carefully considered before making a decision to purchase stock in Neuralstem, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Item 3.

Summary Information and Risk Factors

PROSPECTUS SUMMARY

Neuralstem, Inc.

        This summary highlights key aspects of information contained elsewhere in the Neuralstem, Inc. Prospectus. Before making an investment decision in these securities, the entire Prospectus should be carefully reviewed, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements.  As used throughout this prospectus, the terms  "we," "us," and "our" refer to Neuralstem, Inc.

Overview of Business

Founded in 1996, and incorporated in 1997 in Delaware, Neuralstem, Inc. (“Neuralstem”, or the “Company”), is a biotechnology company focused on developing and commercializing human stem cell technology in the emerging field of regenerative medicine. Our plan is to successfully develop and commercialize products for use in the treatment of diseases of the central nervous system (CNS) utilizing our patented human neural stem cell technology.  Major CNS diseases include spinal cord injuries, amyotrophic lateral sclerosis (ALS is referred to as “Lou Gehrig’s disease”), stroke, cerebral palsy, multiple sclerosis, epilepsy, Parkinson’s disease, Huntington’s disease, Alzheimer’s disease and lysosomal diseases.  The Company’s patented technology allows for the isolation of neural stem cells from various areas of the brain and spinal cord, the in vitro expansion of each cell to a billion billion times (60 doublings or 1018), and the controlled differentiation of cells into mature, physiologically relevant human neurons and glia.

The transplantation of human neural stem cells to treat currently incurable diseases represents the Company’s principal line of business.  The Company has worked to optimize its tissue acquisition and regulatory consent procedures, has demonstrated that it can grow its cells in a robust and reproducible manner, and has recently demonstrated with proof-of-principle data, that it can reverse the paralysis created in the rodent model of ischemic spastic paraplegia (ISP).  During 2006, the Company plans to file an investigational new drug application (IND) for its stem cell therapy, and, upon its approval, commence human clinical trials for the indication of ISP.

Using the Company’s proprietary, patented human neural stem cells, the Company has conducted its own drug discovery program funded primarily by the U.S. Department of Defense, and has produced a group of lead neurogenic compounds.  These lead compounds have demonstrated both neurogenic and/or neuroprotective potency in both in vitro and in vivo tests.  The Company has out-licensed these compounds for further development toward various CNS diseases.  This license includes both royalty and milestone payments, as these compounds make their way through the clinical trial process to commercialization.

The Company’s scientific founder and current Chairman and Chief Scientific Officer is Karl Johe, Ph.D.  Dr. Johe created the foundation for the Neuralstem technology while employed at the National Institute of Neurological Disorders and Stroke (NINDS) in the National Institute of Health (NIH).  The Company’s other current employee is Richard Garr, Esq., its President, CEO, and a co-founder who concentrates on regulatory matters, intellectual property and financial operations, as well as business development matters.

Neuralstem maintains offices at 9700 Great Seneca Highway, Rockville, Maryland 20850.

Recent Developments

Recent Financing. From January 2006 through February 2006, the Company raised $5,000,000 through a Private Placement Memorandum.  Each Unit sold consisted of one share of common stock, ½ “A” Warrant to Purchase A share of Common Stock at $1.50 per share, and ½ ‘B” Warrant to Purchase A Share of Common Stock at $2.00 per share.

In connection with this financing, we paid a cash fee of $450,000 and issued a warrant to purchase 800,000 shares of common stock at an exercise price of $1.10 per share, to T.R. Winston & Company, LLC and S.W. Bach & Co., Inc.

All of the above securities were issued pursuant to an exemption from registration pursuant to Section 4 (2) of the Securities Act of 1933.

Risk Factors

Investing in our common stock is subject to numerous risks, including the risk of delays in or discontinuation of development from lack of financing, inability to obtain necessary regulatory approvals to market the products, unforeseen safety issues relating to the products and dependence on third party collaborators to conduct research and development of the products. Because we are a pre-clinical company with a limited history of operations, we are also subject to many risks associated with early-stage companies. For a more detailed discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled "Risk Factors" beginning on page 7 of this prospectus.

The Offering

Common stock outstanding prior to this registration:	25,338,876 shares
Common stock offered:	16,202,000 shares.
Common stock to be outstanding after the offering:	33,468,876 shares.
OTCBB Symbol:	Not Applicable (no current trading in this stock).
Use of proceeds

There are 8,072,000 shares already issued that are being registered. We will not receive any proceeds from the resale of any common stock by the selling shareholders.   The remaining shares (8,130,000) will only be issued upon the exercise of the various outstanding warrants. We will receive gross proceeds of $15,295,000 if all of the warrants are exercised for cash by the selling shareholders. Should these be exercised, the funds will be used for operating capital.  See "Use of Proceeds" for a complete description.

RISK FACTORS

Our business is subject to various risks, included but not limited to those described below.  Any of these risks could have a materially adverse affect on our business, operating results and financial condition. An investment in our common stock involves a high degree of risk, and should be considered only by persons who can afford the loss of their entire investment.

Risks Relating to the Company’s Stage of Development

The Company has a limited operating history on which potential investors may rely to evaluate its operations and prospects for profitability.  If the Company is unable to generate revenue and begin and sustain profitable operations, investors may lose their entire investment in the Company.  The Company is in the pre-clinical stage, and its prospects must be considered speculative in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly in light of the uncertainties relating to the new, competitive and rapidly evolving markets in which the Company anticipates it will operate.

A substantial risk is involved in investing in us because, as a pre-clinical stage company:

•

The Company has fewer resources than an established company;

•

The Company’s management may be more likely to make mistakes at such an early stage; and

•

The Company may be more vulnerable operationally and financially to any mistakes that may be made, as well as to external factors beyond its control.

In addition, the fact that some of the Company’s significant potential revenue sources may involve ethically sensitive and controversial issues which could become the subject of legislation or regulations that could materially restrict its operations and, therefore, harm its financial condition, operating results and prospects for bringing its investors a return on their investment.

The Company has a short operating history and significant operating losses, and it cannot assure you that it will achieve future revenues or operating profits. The Company has limited current potential sources of revenue and cannot assure you that it will be able develop such revenue sources or that its operations will become profitable.  If the Company continues to suffer losses, investors may not receive any return on their investment and may lose their entire investment.

The Company will require substantial additional funds to continue operating, which may not be available on acceptable terms, if at all.  Without substantial additional financing during this research and development period, the Company will need to significantly limit its capital and operational spending and therefore be limited in its ability to conduct its business.  No assurances can be given that additional funds will be available to the Company from any source, on favorable terms or at all.

Risks Relating to the Company’s Common Stock

There is no public market for the Company’s securities.  Without registration, there is only a limited ability of a security holder to sell their securities, as those transfers or sales would be made privately.

The Company needs to improve its financial control procedures.   As a result of its stage of development, there are currently deficiencies in the operating effectiveness of the Company’s internal controls over financial reporting that the Company believes would collectively constitute significant deficiencies and material weaknesses under standards established by the American Institute of Certified Public Accountants, resulting in more than a remote likelihood that a material misstatement of the annual or interim financial statements of the Company will not be prevented or detected.  At the date of this Offering, the Company does not have a permanent Chief Financial Officer, although Richard Garr, its President, is temporarily serving in this capacity.  As a result, there is a risk that we may not be able to properly account for our operations and/or generate reliable financial statements.

The Company does not intend to pay cash dividends on its common stock in the foreseeable future.  Any payment of cash dividends will depend upon the Company’s financial condition, results of operations, capital requirements and other factors and will be at the discretion of the Board of Directors. The Company does not anticipate paying cash dividends on its common stock in the foreseeable future. Furthermore, the Company may incur additional indebtedness that may severely restrict or prohibit the payment of dividends.

Risks Relating to Government Regulation

The Company may not be able to withstand challenges to its intellectual property rights, such as patents, should contests be initiated in Court or at the U.S Patent and Trademark Office.    There is no assurance that, even though issued, the Company’s patents will survive claims commencing in the court system alleging invalidity.  These cases are complex, lengthy and expensive, and could potentially be adjudicated adversely to the Company, removing the protection afforded by an issued patent.

The Company may not be able to adequately protect against piracy of intellectual property in foreign jurisdictions.  Considerable research in the area of pharmaceuticals is being performed in countries outside of the United States, and a number of our competitors are located in those countries.  The laws protecting intellectual property in some of those countries may not provide protection for the Company’s trade secrets and intellectual property adequate to prevent its competitors from misappropriating our trade secrets or intellectual property.  If the Company’s trade secrets or intellectual property are misappropriated in those countries, the Company may be without adequate remedies to address the issue.

Potential and actual legislation and regulation related to the Company’s business could limit its activities and ability to develop products for commercial sales, depriving the Company of its anticipated source of future revenues. Bills may be introduced in the U.S. Congress in the future aiming to prohibit the use or commercialization of certain pharmaceutical research methods or products resulting from them.  If passed, such a bill could have a significant influence on our ability to pursue our research, development and commercialization plans in the United States.

Even though the Company’s cells are not Embryos or Embryonic stem cells, any future or additional government-imposed restrictions in these or other jurisdictions with respect to use of embryos or human embryonic stem cells in research and development could have a material adverse effect on us, by, among other things:

•

harming the Company’s ability to establish critical partnerships and collaborations;

•

delaying or preventing progress in the Company’s research and development;

•

limiting or preventing the development, sale or use of the Company’s products; and

•

causing a decrease in the price of the Company’s stock.

Because the Company or its collaborators must obtain regulatory approval to market our products in the United States and other countries, the Company cannot predict whether or when it will be permitted to commercialize its products. Federal, state and local governments in the United States and governments in other countries have significant regulations in place that govern many of the Company’s activities.  The Company is or may become subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances used in connection with its research and development work. The preclinical testing and clinical trials of the products that the Company or its collaborators develop are subject to extensive government regulation that may prevent the Company from creating commercially viable products from our discoveries. In addition, the sale by the Company or its collaborators of any commercially viable product will be subject to government regulation from several standpoints, including manufacturing, advertising and promoting, selling and marketing, labeling, and distributing.

If, and to the extent that, the Company is unable to comply with these regulations, its ability to earn revenues will be materially and negatively impacted.  The regulatory process, particularly in the biotechnology field, is uncertain, can take many years and requires the expenditure of substantial resources. Biological drugs and non-biological drugs are rigorously regulated. In particular, proposed human pharmaceutical therapeutic product candidates are subject to rigorous preclinical and clinical testing and other requirements by the FDA in the United States and similar health authorities in other countries in order to demonstrate safety and efficacy. The Company may never obtain regulatory approval to market its proposed products.

The Company’s products may not receive FDA approval, which would prevent the Company from commercially marketing its products and producing revenues. The FDA and comparable government agencies in foreign countries impose substantial regulations on the manufacture and marketing of pharmaceutical products through lengthy and detailed laboratory, pre-clinical and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these regulations typically takes several years or more and varies substantially based upon the type, complexity and novelty of the proposed product. The Company cannot yet accurately predict when it might first submit any Investigational New Drug, or IND, application to the FDA, or whether any such IND application would be granted on a timely basis, if at all, nor can the Company assure you that it will successfully complete any clinical trials in connection with any such IND application. Further, the Company cannot yet accurately predict when it might first submit any product license application for FDA approval or whether any such product license application would be granted on a timely basis, if at all.  As a result, the Company cannot assure you that FDA approvals for any products developed by it will be granted on a timely basis, if at all. Any such delay in obtaining, or failure to obtain, such approvals could have a material adverse effect on the marketing of the Company’s products and its ability to generate product revenue.

Risks Relating to Competition

The Company’s competition includes both public and private organizations and collaborations among academic institutions and large pharmaceutical companies, most of which have significantly greater experience and financial resources than the Company does.  The biotechnology and pharmaceutical industries are characterized by intense competition.  The Company competes against numerous companies, many of which have substantially greater financial and other resources than it has. Several such enterprises have initiated cell therapy research programs and/or efforts to treat the same diseases targeted by the Company.  Companies such as Geron Corporation, Genzyme Corporation, StemCells, Inc., Advanced Cell Technology, Inc., Aastrom Biosciences, Inc. and Viacell, Inc., as well as others, have substantially greater resources and experience in the Company’s fields than it does, and are well situated to compete with us effectively.  Of course, any of the world’s largest pharmaceutical companies represents a significant actual or potential competitor with vastly greater resources than the Company’s.

Risks Relating to the Company’s Reliance on Third Parties

The Company may depend on its collaborators to help it develop and test its proposed products, and its ability to develop and commercialize products may be impaired or delayed if collaborations are unsuccessful.  The Company’s strategy for the development, clinical testing and commercialization of its proposed products may require that the Company enter into collaborations with corporate partners, licensors, licensees and others. If so, then the Company would be dependent upon the subsequent success of these other parties in performing their respective responsibilities and the continued cooperation of its partners. The Company’s collaborators may not cooperate with the Company or perform their obligations under its agreements with them. The Company cannot control the amount and timing of its collaborators’ resources that will be devoted to the Company’s research and development activities related to its collaborative agreements with them. The Company’s collaborators may choose to pursue existing or alternative technologies in preference to those being developed in collaboration with the Company.

Under agreements with collaborators, the Company may rely significantly on such collaborators to, among other things:

•

design and conduct advanced clinical trials in the event that the Company reaches clinical trials;

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fund research and development activities with the Company;

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pay the Company fees upon the achievement of milestones; and

•

market, with the Company, any commercial products that result from the collaborations.

The development and commercialization of potential products will be delayed if collaborators fail to conduct these activities in a timely manner or at all. In addition, the Company’s collaborators could terminate their agreements with the Company and the Company may not receive any development or milestone payments. If the Company does not achieve milestones set forth in the agreements, or if the collaborators breach or terminate their collaborative agreements with the Company, our business may be materially harmed.

The Company’s reliance on the activities of its non-employee consultants, research institutions, and scientific contractors, whose activities are not wholly within the Company’s control, may lead to delays in development of its proposed products. The Company relies extensively upon and has relationships with scientific consultants at academic and other institutions, some of whom conduct research at the Company’s request, and other consultants with expertise in clinical development strategy or other matters.  These consultants are not the Company’s employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to the Company.  The Company has limited control over the activities of these consultants and, except as otherwise required by its collaboration and consulting agreements to the extent they exist, can expect only limited amounts of their time to be dedicated to its activities.

In addition, the Company has formed research collaborations with academic and other research institutions throughout the world. These research facilities may have commitments to other commercial and non-commercial entities. The Company has limited control over the operations of these laboratories and can expect only limited amounts of time to be dedicated to its research goals.

The Company also relies on other companies for certain process development or other technical scientific work. The Company has contracts with these companies that specify the work to be done and results to be achieved, but the Company does not have direct control over their personnel or operations.  If any of these third parties are unable or refuse to contribute to projects on which the Company needs their help, its ability to generate advances in its technologies and develop its products could be significantly harmed.

General Risks Relating to the Company’s Business

The Company may be subject to litigation that will be costly to defend or pursue and uncertain in its outcome.  The Company’s business may bring it into conflict with our licensees, licensors, or others with whom it has contractual or other business relationships or with its competitors or others whose interests differ from the Company’s.  If the Company is unable to resolve those conflicts on terms that are satisfactory to all parties, the Company may become involved in litigation brought by or against it. That litigation is likely to be expensive and may require a significant amount of management’s time and attention, at the expense of other aspects of the Company’s business. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require the Company to pay damages, enjoin it from certain activities, or otherwise affect its legal or contractual rights, which could have a significant adverse effect on its business.

Patent litigation presents an ongoing threat to the Company’s business with respect to both outcomes and costs.  The Company could incur substantial litigation or interference costs in defending itself against suits brought against it or in suits in which it may assert its patents against others. If the outcome of any such litigation is unfavorable, the Company’s business would likely be materially adversely affected. To determine the priority of inventions, the Company may also have to participate in proceedings declared by the United States Patent and Trademark Office, which could result in substantial cost to the Company.  Without additional capital, the Company may not have the resources to adequately defend or pursue this litigation.

The Company may not be able to obtain third-party patient reimbursement or favorable product pricing, which would reduce its ability to operate profitably.  The Company’s ability to successfully commercialize certain of its proposed products in the human therapeutic field may depend to a significant degree on patient reimbursement of the costs of such products and related treatments at acceptable levels from government authorities, private health insurers and other organizations, such as health maintenance organizations.  The Company cannot assure you that reimbursement in the United States or foreign countries will be available for any products it may develop or, if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, its products with a consequent harm to our business. The Company cannot predict what additional regulation or legislation relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such regulation or legislation may have on the Company’s business. If additional regulations are overly onerous or expensive, or if health care related legislation makes its business more expensive or burdensome than originally anticipated, the Company may be forced to significantly downsize its business plans or completely abandon its business model.

The Company’s products may be expensive to manufacture, and they may not be profitable if the Company is unable to control the costs to manufacture them.  The Company’s products may be significantly more expensive to manufacture than most other drugs currently on the market today.  The Company would hope to substantially reduce manufacturing costs through process improvements, development of new science, increases in manufacturing scale and outsourcing to experienced manufacturers. If the Company is not able to make these, or other improvements, and depending on the pricing of the product, its profit margins may be significantly less than that of most drugs on the market today. In addition, the Company may not be able to charge a high enough price for any cell therapy product it develops, even if they are safe and effective, to make a profit. If the Company is unable to realize significant profits from its potential product candidates, its business would be materially harmed.

The Company’s proposed products must be accepted by the health care community, which can be very slow to adopt or unreceptive to new technologies and products.  The Company’s proposed products and those developed by its collaborative partners, if approved for marketing, may not achieve market acceptance since hospitals, physicians, patients or the medical community in general may decide not to accept and utilize these products. The products that the Company is attempting to develop represents substantial departures from established treatment methods and will compete with a number of more conventional drugs and therapies manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any of the Company’s developed products will depend on a number of factors, including:

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the Company’s establishment and demonstration to the medical community of the clinical efficacy and safety of its proposed products;

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the Company’s ability to create products that are superior to alternatives currently on the market;

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the Company’s ability to establish in the medical community the potential advantage of its treatments over alternative treatment methods; and

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reimbursement policies of government and third-party payors.

If the health care community does not accept the Company’s products for any of the foregoing reasons, or for any other reason, the Company’s business would be materially harmed.

The Company depends on key personnel for its continued operations and future success, and a loss of certain key personnel could significantly hinder its ability to move forward with its business plan. Because of the specialized nature of the Company’s business, the Company highly dependent on its ability to identify, hire, train and retain highly qualified scientific and technical personnel for the research and development activities the Company conducts or sponsors. The loss of one or more certain key executive officers, or scientific officers, would be significantly detrimental to the Company.  In addition, recruiting and retaining qualified scientific personnel to perform research and development work is critical to the Company’s success. The Company’s anticipated growth and expansion into areas and activities requiring additional expertise, such as clinical testing, regulatory compliance, manufacturing and marketing, will require the addition of new management personnel and the development of additional expertise by existing management personnel. There is intense competition for qualified personnel in the areas of our present and planned activities, and there can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development of its business. The failure to attract and retain such personnel or to develop such expertise would adversely affect the Company’s business.

The Company has no product liability insurance, which may leave it vulnerable to future claims that the Company will be unable to satisfy. The testing, manufacturing, marketing and sale of human therapeutic products entails an inherent risk of product liability claims, and the Company cannot assure you that substantial product liability claims will not be asserted against it. The Company has no product liability insurance. In the event the Company is forced to expend significant funds on defending product liability actions, and in the event those funds come from operating capital, the Company will be required to reduce its business activities, which could lead to significant losses.

The Company  cannot assure that adequate insurance coverage will be available in the future on acceptable terms, if at all, or that, if available, the Company will be able to maintain any such insurance at sufficient levels of coverage or that any such insurance will provide adequate protection against potential liabilities.  The Company will have limited director and officer insurance and commercial insurance policies. Any significant insurance claims would have a material adverse effect on its business, financial condition and results of operations.  Insurance availability, coverage terms and pricing continue to vary with market conditions. The Company endeavors to obtain appropriate insurance coverage for insurable risks that it identifies, however, the Company may fail to correctly anticipate or quantify insurable risks, may not be able to obtain appropriate insurance coverage, and insurers may not respond as the Company intends to cover insurable events that may occur. The Company has observed rapidly changing conditions in the insurance markets relating to nearly all areas of traditional corporate insurance. Such conditions have resulted in higher premium costs, higher policy deductibles, and lower coverage limits. For some risks, the Company may not have or maintain insurance coverage because of cost or availability.

The Company, after registration, faces risks related to compliance with corporate governance laws and financial reporting standards.  The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the Securities and Exchange Commission and the Public Company Accounting Oversight Board, required changes in the corporate governance practices and financial reporting standards for public companies. These new laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting (“Section 404”), have materially increased the Company’s legal and financial compliance costs and made some activities more time-consuming and more burdensome. Section 404 of the Sarbanes-Oxley Act of 2002 requires that the Company’s management assess the Company’s internal control over financial reporting annually and include a report on its assessment in our annual report. The Company’s independent registered public accounting firm is required to audit both the design and operating effectiveness of our internal controls and management’s assessment of the design and the operating effectiveness of its internal controls. There exist material weaknesses and deficiencies at this time in the Company’s internal controls.  These weaknesses and deficiencies could have a material adverse effect on the Company’s business and operations.

Item 4.

Use of Proceeds

We will not receive any proceeds from the resale of any common stock by the selling shareholders.  We will receive gross proceeds of $15,295,000 if all of the warrants are exercised for cash by the selling shareholders.

Item 5.

Determination of Offering Price

N/A

Item 6.

Dilution

N/A

Item 7.

Selling Shareholders.

        The following tables present information regarding the selling shareholders. A description of each selling shareholder's relationship to our Company and how each selling shareholder acquired the shares in this offering is detailed in the information immediately following this table.

The following shareholders acquired their shares in a private placement on or around September 15, 2005 at a price of $0.50 per share.

Shareholder Name	Number of Shares of Common Stock
Nathan Sugarman	25,000
Richard Green	25,000
Thomas Genna	50,000
Chaim Slomluc	25,000
Chandrasekhar & Suseels Polepalle Joint Ownership	50,000
VAR Growth Corp.	50,000
Jay Solan	50,000
Patrick Hund	50,000
Richard Stone	25,000
Brendon Myers	50,000
Bruce & Jacqueline Barron Joint Ownership	25,000
James McCamant	25,000
Michael Berry	25,000
Steven Sack	36,000
Guy Clemente	50,000
Tyler Runnels	50,000

The following shareholders acquired their shares pursuant to investments in a private placement on or before March 5, 2006 at a price of $1.00 per unit with each unit consisting of one share of common stock, ½  “A” Warrant to purchase shares of common stock at $1.50 per share and ½ “B” Warrant to purchase shares of common stock at $2.00 per share.

Shareholder Name	#Shares of Common Stock	Shares Underlying Series “A” Warrants	Shares Underlying Series “B” Warrants
JMG Capital Partners, LP	500,000	250,000	250,000
JMG Triton Offshore Fund, Ltd.	500,000	250,000	250,000
B&R Richie’s	100,000	50,000	50,000
Robert R. Kauffman	75,000	37,500	37,500
William John Reininger	25,000	12,500	12,500
Richard Hull	25,000	12,500	12,500
Ira Weingarten	25,000	12,500	12,500
Iroquois Master Fund Ltd.	250,000	125,000	125,000
Omicron Master Trust	250,000	125,000	125,000
Freddie Bear Partnership	25,000	12,500	12,500
Robert Lempert	20,000	10,000	10,000
Univest Management Employee Profit Sharing Plan	50,000	25,000	25,000
Condor Financial Management S.A.	50,000	25,000	25,000
S&J Veal Inc.	25,000	12,500	12,500
Patrick Hund	25,000	12,500	12,500
Joseph H. Merback & Tema N. Merback Co-TTEE FBO Merback Family Trust UTD 8-30-89	100,000	50,000	50,000
Andrew M. Lessman	250,000	125,000	125,000
John H. Dakin	15,000	7,500	7,500
Benjamin G. Wells, Trustee , Wells Family Revocable Trust Dtd. May 3, 1991	50,000	25,000	25,000
Bruce B. Allen Trustee of the Bruce and Janet Joint Revocable Trust dated 7/31/03	50,000	25,000	25,000
J. Leroy and Joan B. Thompson	12,000	6,000	6,000
Dan R. Hamby and Marianne Hamby	40,000	20,000	20,000
Donald L. Stahl	50,000	25,000	25,000
JAG Multi Investments, LLC	100,000	50,000	50,000
Jay R. Solan & Sandra S. Solan	100,000	50,000	50,000
Leonard Cohen	50,000	25,000	25,000
Larry E. Roher	50,000	25,000	25,000
Ariana M. McFadyen	50,000	25,000	25,000
Michael J. Garr	15,000	7,500	7,500
RBC Dain Rauscher Cust. Michael Garr (IRA)	25,000	12,500	12,500
Martin Hodas	100,000	50,000	50,000
Phillip S. Sassower 1996 Charitable Remainder Annuity Trust	100,000	50,000	50,000
Sylvia Johe	25,000	12,500	12,500

Thomas E. Genna	50,000	25,000	25,000
Charles Abramovitz	50,000	25,000	25,000
Michael Diamant	25,000	12,500	12,500
Michael W. Engmann	150,000	75,000`	75,000
Richard Friedman	50,000	25,000	25,000
Harbans L. Gulati & Subhash C. Gulati	25,000	12,500	12,500
Hawkins Family Trust	50,000	25,000	25,000
David Carl Lustig, III	50,000	25,000	25,000
Arthur M. Margulies	50,000	25,000	25,000
Chandrasekhar Polepalle & Suseela Polepalle JTWROS	100,000	50,000	50,000
Silpi Polepalle	25,000	12,500	12,500
Steven Mitchell Sack	50,000	25,000	25,000
Rubicon Global Value Fund, L.P.	100,000	50,000	50,000
Mitchell Sassower	50,000	25,000	25,000
Thomas R. Smith	50,000	25,000	25,000
Nathan Sugerman	50,000	25,000	25,000
Brian Garr	25,000	12,500	12,500
James Karanfilian	25,000	12,500	12,500
Joseph Giamanco	50,000	25,000	25,000
Robert Cohan	50,000	25,000	25,000
John G. Korman	50,000	25,000	25,000
Jonathan Meyers	100,000	50,000	50,000
Barry Shemaria	50,000	25,000	25,000
Aton Select Fund Limited	150,000	75,000	75,000
G. Tyler Runnels or Jasmine Niklas Runnels TTEES The Runnel Family Trust dtd 1-11-20	12,000	6,000	6,000
Sam R. Buck	131,000	65,500	65,500
JAM Capital Associates, LLC	25,000	12,500	12,500
Sachs Investing Co.	50,000	25,000	25,000
Chandrasekhar Polepalle & Suseela Polepalle JTWROS	25,000	12,500	12,500
Jay R. Solan	25,000	12,500	12,500
Rubicon Global Value Fund, L.P.	45,000	22,500	22,500
Steven Mitchell Sack PSP Steven Mitchell Sack, Trustee	50,000	25,000	25,000
New Horizon Exploration Inc.	25,000	12,500	12,500
Louis Albert Lobel	25,000	12,500	12,500
Paul A. Lobel and Laura A. Lobel, Tenants by Entirely	25,000	12,500	12,500
RBC Dain Rauscher Custodian FBO Gregory B. Pepus IRA	35,000	17,500	17,500

The following shareholders acquired their securities in individual transactions.

Shareholder Name	#Shares of Common Stock	Shares Underlying Warrants	Exercise Price, if Applicable
Regal One Corporation	800,000 (1)	1,000,000	$5.00 Per Share
Equity Communications		330,000	$0.50 Per Share
High Tide, LLC	500,000	500,000	$0.50 Per Share
Steven B. Dunn	500,000	500,000	$0.50 Per Share
T.R. Winston & Company, LLC		672,950	$1.10 Per Share
S.W. Bach & Company		127,050	$1.10 Per Share

        (1) Represents shares of common stock issued to shareholders of Regal One Corp. believed to be approximately 175 shareholders, minimum, and as many as 620 maximum, on February 15, 2006, the Regal dividend record date. Of a total of 1,845,287 shares, Regal One agreed to distribute 500,000 to its shareholders and retain an additional 300,000 shares in inventory, leaving 1,045,287 shares, of which 1,000,000 are to be set aside to assure performance of its obligations to Neuralstem.

Item 8.  Plan of Distribution

        The selling shareholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

 * ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

 * block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

                * purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

                * an exchange distribution in accordance with the rules of the applicable exchange;

                * privately-negotiated transactions;

                * short sales that are not violations of the laws and regulations of any state or the United States;

  * broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

                * through the writing of options on the shares;

                * a combination of any such methods of sale; and

                * any other method permitted pursuant to applicable law.

        The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus unless they entered into the lock-up agreement. The selling shareholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

        The selling shareholders may also engage in puts, calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

        The selling shareholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling shareholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling shareholders.  Further, the other selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters." Accordingly, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders, but excluding brokerage commissions or underwriter discounts.

        The selling shareholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

        The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling shareholders or any other such person. In the event that the selling shareholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling shareholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

        We have agreed to indemnify the selling shareholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling shareholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

        If the selling shareholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling shareholders and the broker-dealer.

Item 9.

Legal Proceedings

    There are no legal proceeding pending or threatened against the Company.

Item 10.

Directors, Executive Officers, Promoters and Control Persons

MANAGEMENT OF NEURALSTEM

Directors and Executive Officers

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each.

Name/Position	Age
I. Richard Garr, CEO/President/Director /CFO	53
Karl Johe, Chief Scientific Office/Chairman	46

Richard Garr, JD – Chief Executive Office, Chief Financial Officer, President, Board Director and Co-Founder.  Mr. Garr was previously an attorney with Beli, Weil & Jacobs, the B&G Companies, and Circle Management Companies. He has been Neuralstem’s President and CEO since it was founded in 1996.   Mr. Garr is a graduate of Drew University (1976) and the Columbus School of Law, The Catholic University of America (1979).  During his tenure at Neuralstem Mr. Garr has created and negotiated many of the Neural Stem Cell industry’s first commercialization agreements including: the first commercially available gene expression data base contract; the first commercially available distribution and marketing agreement for drug discovery; the industry’s first commercial license deal for compounds discovered using stem cell technology; as well as all of the documents for the industry’s first tissue acquisition regiment resulting in properly consented, commercially applicable fetal tissue derived cell products.  Additionally he has been responsible for shepherding through the Company’s intellectual property portfolio; negotiating numerous University and Institutional research and intellectual property collaborations and licenses, corporate governance issues, business development, strategic planning, finance, and government relations.

Mr. Garr has also provided testimony and input to various Governmental and Industry Stem Cell advocacy groups.  Additionally, he was a founder and current Board member of the First Star Foundation, a children’s charity focused on abused children’s issues; a founder of The Starlight Foundation Mid Atlantic chapter, which focuses on helping seriously ill children; and is a past Honorary Chairman of the  Brain Tumor Society.

Karl Johe, Ph.D. – Chief Scientific Officer, Chairman and Co-Founder.  Dr. Johe co-founded Neuralstem in 1996 and has over 15 years of research and laboratory experience. As a recognized expert in neural stem cell technology, Dr. Johe is the sole inventor of Neuralstem’s granted stem cell patents and is responsible for strategic planning and development of the Company’s therapeutic products.  Dr. Johe received his Bachelor of Arts Degree in Chemistry from the University of Kansas.  Dr. Johe also received a Master’s Degree from the University of Kansas and his doctorate was received from the Albert Einstein College of Medicine.  From 1993 to January 1997, Dr. Johe served as a Staff Scientist at the Laboratory of Molecular Biology of the National Institute of Neurological Disease and Stroke in Bethesda, Maryland.  While holding this position, Dr. Johe conducted research on the isolation of neural stem cells, the elucidation of mechanisms directing cell type specification of CNS stem cells and the establishment of an in vitro model of mammalian neurogenesis.

At present, the Company has no independent directors.

Audit Committee Financial Expert

The functions of the Audit and Compensation Committee are: (i) to recommend the engagement of the Company's independent auditors and review with them the plan, scope and results of their audit for each year; (ii) to consider and review other matters relating to the financial and accounting affairs of the Company; and (iii) to review and recommend to the Board of Directors all compensation packages, including the number and terms of stock options, offered to officers and executive employees of the Company. The Company’s entire Board of Directors serves as the Company's Audit Committee and Compensation Committee.

Code of Ethics

We have adopted a "Code of Ethics for Directors, Officers and Employees", that applies to all employees, including our executive officers. A copy of our Code of Ethics for Directors, Officers and Employees will be filed with the Securities and Exchange Commission as Exhibit 14.1 to this Registration Statement.

Item 11.

Security Ownership of Certain Beneficial Owners and Management

BENEFICIAL SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of Common Stock of the Company as of the Record Date for the following: (i) each person or entity who is known to the Company to beneficially own more than 5% of the outstanding shares of the Company's Common Stock; (ii) each of the Company's Directors (and nominees for election as Directors); (iii) the Company's Chief Executive Officer and each of the officers ("Named Officers") named in the Summary Compensation Table herein; and (iv) all Directors and executive officers of the Company as a group.

The number and percentage of shares beneficially owned is determined under the rules of the Securities and Exchange Commission ("SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or dispositive power and also any shares that the individual has the right to acquire within sixty days of the Record Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and dispositive power (or shares such power) with respect to the shares shown as beneficially owned.

TITLE OF CLASS	NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)	PERCENT OF CLASS (2)
Common Stock	Stanley Westreich	4,001,114	15.79%
Common Stock	Karl Johe	2,084,584	8.33%
Common Stock	Merrill Solomon	2,057,097	8.12%
Common Stock	Richard Garr	1,810,084	7.14%
Common Stock	Regal One Corporation and its dividendees (3)	1,845,287	7.27%
Common Stock	All Officers and Directors as a Group	3,894,668	15.37%

(1)

Based upon 25,338,876 shares of common stock outstanding as of March 3, 2006.

Item 12.

Description of Securities

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Dividend Policy

        Holders of common stock may be entitled to dividends when, as, and if declared by the Board of Directors, out of funds legally available therefor. We have never declared cash dividends on our common stock and our Board of Directors does not anticipate paying cash dividends in the foreseeable future as we intend to retain future earnings to finance the growth of our businesses. There are no restrictions in our articles of incorporation or bylaws that prohibit us from declaring dividends.

Capital Structure

         The following statements do not purport to be complete and are qualified in their entirety by reference to the detailed provisions of the Company’s Articles of Incorporation and Bylaws, copies of which will be furnished to an investor, upon written request.

Capital Stock

The Company’s authorized capital stock consists 7,000,000 shares of preferred stock and 75,000,000 shares of Common Stock with a $.01 par value.  As of the date of this Offering Memorandum, the Company has outstanding 25,338,876 shares of its Common Stock.  The Company has reserved from its authorized, but unissued, shares, a sufficient number of shares of Common Stock for issuance pursuant to this Offering.  The shares of Common Stock issuable upon completion of the Offering, when issued in accordance with the terms of the warrants described in the Offering, will be fully paid and non-assessable.

$0.50 Warrants

The Company issued 1,000,000 warrants, having an exercise price of $0.50 per share and an exercise period that expires 9 months following the effective date of this registration statement. These warrants are held by Regal One Corporation.  Additionally, the Company has two early investors who hold options exercisable at $0.50 per share that expire on November 1, 2008:  Stanley Westreich (200,000 shares) and Merrill Solomon (120,000 shares).  The Company also issued 330,000 options to acquire shares at $0.50 to its financial advisory firm, Equity Communications, LLC; these options have vested, they expire on September 1, 2010, and are being registered in this registration statement.

Regal One Corp. $5.00 Warrants

Regal One Corp. has 1,000,000 warrants, exercisable at $5.00 per share, at any time on or before September 15, 2015.

Series “A” Warrants

The Series “A” Warrant has an exercise price of $1.50 per share, protected against dilution, and an exercise period of 5 years from the closing of the recent offering, either February 23, 2006 or March 3, 2006, depending upon the actual date of investment.  During this period, if this registration statement remains current, should the Company’s stock trade on the OTC Bulletin Board (or any superior exchange) at or above $4.00 per share, and in excess of 100,000 shares per day, for a period of 10 consecutive trading days, then, and only then, the Company has the right to redeem the Warrant.  The Company may demand that the Warrant holder either exercise the Warrant or forfeit that right, even though the 5-year period may not have elapsed.

Series “B” Warrants

The Series “B” Warrant has an exercise price of $2.00 per share, protected against dilution, and an exercise period of 5 years from either February 23, 2006 or March 3, 2006, depending upon the date of investment.  During this period, and if this registration statement remains current, should the Company receive FDA approval for an IND that allows for human clinical testing, and so long as the Company is trading on the OTC Bulletin Board or any superior exchange, then the Company has the right to redeem this Warrant.  This means that the Company may demand that the Warrant holder either exercise the Warrant or forfeit that right, even though the 5-year period may not have elapsed.

Placement Agent Warrants:

T.R. Winston and S.W. Bach earned warrants based upon the recent Offering, resulting in an additional number of outstanding warrants, at $1.10 per share for an additional 800,000 warrants, 724,320 having an expiration date of February 22, 2011 (Winston: 619,070 /SW Bach 105,250) and  75,680 expiring on March 2, 2011 (Winston  52,630/ SW Bach 23,050).

Outstanding Warrants and Options to Purchase Common Stock

Option Holder	Number of Options	Exercise Price	Vesting	Expiration
Karl Johe	1,200,000	$0.50/share	300,000 per year over 4 years	10 years from date of grant
Richard Garr	1,200,000	$0.50/share	300,000 per year over 4 years	10 years from date of grant
Stanley Westreich	200,000	$0.50/share	Vested	November 1, 2008
Equity Communications	330,000	$0.50/share	Vested	September 1, 2010
Regal One Corp.	1,000,000	$0.50/share	Vested	9 months after effective registration
Regal One Corp.	1,000,000	$5.00/share	Vested	10 years from date of grant
Thomas Freeman, MD	24,000	$1.00/share	2,000 per month	10 years from date of grant
Merrill Solomon	120,000	$0.50/share	Vested	November 1, 2008

Dividend Policy

Holders of the Company’s Common Stock are entitled to receive dividends should they be declared by the Board of Directors, out of funds legally available for distribution.  Any such dividends may be paid in cash, property or shares of the Company common stock.  The Company has not paid any dividends since its inception, and it is not likely that dividends on its Common Stock will be declared at any time in the foreseeable future.  Any dividends will be subject to the discretion of the Company’s Board of Directors, and will depend upon, among other things, the operating and financial condition of the Company, its capital requirements and general business conditions.  Therefore, there can be no assurance that any dividends on the Company’s Common Stock will be paid in the future.

Shares Eligible for Future Sale

Of the 25,338,876 shares of common stock currently outstanding, all are “restricted securities” as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended, in that such shares were issued and sold by the Company without registration, as private transactions not involving a public offering, or are securities held by affiliates.  Although such restricted and affiliated securities are not presently tradable in any public market which may develop for the common stock, such securities may in the future be publicly sold into any such market, if such a market should develop, in accordance with the provisions of Rule 144.  In general, under Rule 144 as currently in effect, a person (or group of persons whose shares are aggregated), including affiliates of the Company, can sell within any three-month period, a number of shares of restricted securities that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or (if the Company’s stock becomes quoted on NASDAQ or a stock Transfer), the reported average weekly trading volume during the four calendar weeks preceding the sale, providing that at least one year has elapsed since the restricted securities being sold were acquired from the Company or any affiliate of the Company, and that certain other conditions are also satisfied.  If at least two years have elapsed since the restricted securities were acquired from the Company or an affiliate of the Company, a person who has not been an affiliate of the Company for at least three months is entitled to sell such restricted shares under Rule 144 without regard to any limitations on the amount.  Future sales by current shareholders, especially of substantial amounts, could depress the market prices of the Common Stock in any market that may develop.

Share Subject to “Lock-Up” Treatment

The primary shareholders of the Company, Messrs. Johe, Garr, Westreich and Solomon, have all entered into agreements such that they will be unable to sell their existing shares, without approval of T.R. Winston, for a period of one year from the effective date of this registration statement.

Item 13.

Interest of Named Experts and Counsel

Legal Matters

The validity of the shares of common stock being offered hereby will be passed upon for us by Dieterich & Associates, Los Angeles, California.  Christopher Dieterich, principal of Dieterich & Associates, is a shareholder of Regal One Corporation and, as such, will receive a portion of the  shares pursuant to the dividend declared by Regal One.

Experts

        Our financial statements as of December 31, 2005 and the related statements of operations, shareholders' deficit and cash flows for the period from January 1, 2004 through December 31, 2005 appearing in this prospectus and registration statement have been audited by George Brenner, independent registered public accountant, as set forth on its report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.  George Brenner has no interest in the shares being registered in this filing.

Item 14.

Disclosure of Commission position on Indemnification for Securities Act Liabilities

The Corporation Laws of the State of Delaware and the Company's Bylaws provide for indemnification of the Company's Directors for expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matter as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.  Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 15.

Organization within Last Five Years

Historical Overview

Neuralstem was founded in 1996 (incorporated in 1997) to advance and commercialize the human neural stem cell technology discovered by founding scientist Karl Johe in the mid 1990’s at the National Institutes of Health.  The Company originally pursued three independent commercialization strategies based on different uses of the cells; genomics, drug discovery, and cell therapy.  The Company’s technique for growing virtually unlimited numbers of functional, physiologically relevant human neurons in dishes lent itself to creating in vitro models for experiments in gene expression (i.e., the ability of a gene to produce a biologically active protein).  In 2001, the Company was paid a license fee of $7.5 million by Gene Logic, Inc., payable over three years, to create a database using these in vitro models.  Also, in 2001, the Company also received a Defense Department contract to do drug screening using the cells, in the amount of $2.5 million over 18 months.  Finally, during this period, the Company was pursuing its own research into transplanting the cells to cure disease.  The Company reached a high of roughly 50 employees by early 2000, mostly involved in the infrastructure involved with the Gene Logic/genomics and drug discovery programs.

However, as a result of the decline in the biotech funding markets in 2000, and the accompanying devaluation of the genomics industry, Neuralstem’s genomics program became no longer economically viable.  In addition, by the end of 2002, the Department of Defense had cancelled the program which funded Neuralstem’s drug discovery efforts.  The data base created for Gene Logic remains a viable product which is owned by Gene Logic, and the compounds discovered under the Department of Defense program have been licensed out for development.  The Company has received minimal revenues to date under these licenses.  As a result, by the end of 2003, having raised approximately $25.0 million from third party investors, the Company had made the strategic decision to lay off its employees involved in the genomic and drug discovery programs and focus entirely on transplantation of its neural stem cells to treat diseases in patients.  This is currently the Company’s business.

The Company spent 2004 restructuring its capitalization and creating an “outsourced” model of product development by having the proof of principle research conducted at various universities and research labs across the United States.  The basic work of growing the cells and characterizing them continued to be housed in the Company’s laboratory facilities.  It was in such a collaboration with the University of California, San Diego, that the Ischemic Spastic Paraplegia (“ISP”) proof of principle data described below was created.  All other Company functions were also outsourced.  Currently, the Company has two full time and several part time employees.  In 2005, the Company continued to operate under this model, with all accounting, legal, facility, manufacturing, transplantation experimentation and regulatory functions outsourced, under the supervision of either Richard Garr, the Company’s President and Chief Executive Officer, or Dr. Johe, the Company’s Chairman and Chief Scientific Officer.  As described below, the Company is presently focusing all of its resources on moving its neural stem cell therapy product(s) into human trials.

Item 16.

Description of Business

Business Development

Cell Transplantation

The highest priority for Neuralstem is to prove safety and efficacy of its human neural stem cell technology in human patients.  The Company’s expects its first Investigational New Drug (“IND”) application will be for the treatment of Ischemic Spastic Paraplegia (ISP).  ISP is paralysis induced by the localized obstruction of arterial blood flow to the spinal cord.  It is a direct side effect of an aortic clamping procedure during a surgical operation to treat abdominal aortic aneurysm.  Patients suffering from ISP are characterized by paralyzing spasticity of the legs.  In the United States, there are currently at least 10,000 patients who suffer from Ischemic Paraplegia with as many as 1,000 new cases each year.

The Company has demonstrated proof-of-principle efficacy for treating ISP in close collaboration with scientists at the University of California, San Diego (UCSD) medical school.   By several independent, controlled tests, transplantation of the Company’s spinal stem cells have resulted in paralyzed rodents regaining significant mobility, some to the point of being able to walk.

The Company has outsourced the manufacturing of cGMP cells for the ISP human clinical trials and plans to initiate the human trials in 2006, in part with the proceeds from this offering.

After ISP, the Company plans to develop treatments, using the same cells, for spasticity and/or seizures arising from other indications such as traumatic spinal cord injury, stroke, cerebral palsy, multiple sclerosis, and focal epilepsy.  The Company will also be engaged in on-going feasibility testing for treatment of ALS, syringomyelia, acute spinal injury, traumatic brain injury as well as chronic degenerative diseases like Parkinson’s disease and Alzheimer’s disease.  The Company currently has active collaborations for many of these indications and plans to expand them in an economically leveraged way.

Small Molecule Compounds

The Company has used its human neural stem cells from the hippocampus  to identify a group of small molecule compounds with the potential to enhance the survival of the endogenous stem cells residing in adult hippocampus. These compounds may be developed to treat a variety of central nervous system indications such as depression, diabetic complications of the nervous system, mild cognitive impairment, stroke, and Alzheimer’s disease.  This program was funded by a grant from the Department of Defense.

While Neuralstem believes that it has demonstrated the value of its proprietary drug discovery platform, the Company’s current plan is to license out the existing library of lead compounds in order to focus all of its resources and energies toward development of cell therapeutics.  The Company believes that after one of its neurogenic compounds completes human clinical trials, it will be in a position to consider additional ways to extract value from its drug discovery platform.

Stem Cells for Research

In addition to using the native genetically unmodified stem cells for cell therapeutics, the Company has also developed immortalized human neural stem cells from hard-to-obtain areas of the brain for in vitro uses which it has used in a significant commercial collaboration to mine gene content for Gene Logic, Inc.  The term “immortalized” means that the cells can be propagated beyond their normal physiological life span, typically beyond 60 cell-doublings.  Neuralstem could potentially sell its human immortalized neural stem cells to academia and industry partners for drug target discoveries and drug screening programs on a simple fee-for-purchase basis. The Company has also explored several proposed joint ventures where it would provide cell lines to drug discovery partners.  For the foreseeable future, however, the Company does not plan to actively pursue this direction in order to focus all of its resources and attention to cell therapeutics development.  Rather, it will outsource the manufacturing of the cells and utilize partners for distribution for in vitro use only, should this need develop.

Technology

Neuralstem’s core technology is the ability to isolate human neural stem cells from most areas of the developing human brain and to grow them into physiologically relevant human neurons of all types.  This technology is protected by three issued patents in the United States.  These patents are currently making their way through international patenting processes.

The Company has multiple additional patent applications, most of which have also been filed internationally, and expects to continue to file applications and build its intellectual property portfolio over the coming years.  Stem cell technology is an area of intense competition in the realm of intellectual property. The Company believes that it has one of only two serious and substantial patent portfolios in the area of Neural Stem Cell technology.

Key Research Collaborations

Neuralstem has an extensive history of commercial and research collaborations.  Currently, we have an active commercial collaboration with BRM, Inc (Cambridge, MA) for the development of its neurogenic compounds to treat CNS complications of diabetes and six (6) research collaborations for development of transplantation therapeutics. They are:

University of California, San Diego for ischemic spastic paraplegia

University of Florida College of Medicine for traumatic spinal cord injury and syringomyelia

Johns Hopkins University for ALS

Rush-Presbyterian-St. Luke’s Medical Center for Parkinson’s disease

University of Central Florida for spinal cord injury

University of South Florida for Parkinson’s.

In 2006, the Company expects to expand the scope of collaborations to include feasibility testing of additional indications to pursue anti-spasticity therapeutics.

Market

Neurodegenerative conditions are estimated to affect more than 10 million people in the U.S. alone and account for over $150 billion in annual health-care costs.   Although CNS is one of the fastest growing areas of research and development in the pharmaceutical industry, it remains the area with the fewest established successful treatments for serious diseases.

The market for the Company’s first product, treatment for spasticity originating from ischemic spinal damage, will come from the roughly 10,000 existing patients suffering from a neurological condition called “ischemic spastic paraplegia” (ISP) and the approximately 1,000 new patients stricken each year. It is estimated that upon approval by the FDA, ultimately treating these patients will result in about $50,000 per patient for Neuralstem. For Traumatic Spinal Cord Injury, there are approximately 21,000 existing patients with approximately 1,000 new cases each year. For ALS, there are approximately 30,000 existing patients and approximately 5,000 new cases each year. The Company has targeted these important yet relatively small indications for its first products because they will require smaller and more manageable human trials, yet still validate the scientific and commercial potential of the technology. And, of course, successful treatment will help relieve the suffering of patients and the families of patients afflicted with these terrible diseases.  This will also allow the Company to grow its infrastructure to begin to manage the larger indications it hopes to address like stroke and Parkinson’s disease.

Milestones Achieved To Date

Cell Therapy

The Company has established stable human neural stem cell lines, and has demonstrated routine, reproducible production of these cells in commercial quantities, which differentiate to generate robust quantities of neurons both in culture and in live animals upon transplantation.  To the Company’s knowledge, no other firm or laboratory has been able to do this.

The Company has created efficacy data with its human spinal cord stem cells in a rat model of Ischemic Spastic Paraplegia, which is the best, predictive model of the human disease.  To the Company’s knowledge, this study is the first successful demonstration that human neural stem cells can help to cure a neurodegenerative disease.

The Company believes it has established the industry standard for tissue acquisition and consent and has properly consented, commercially usable cells.

Drug Discovery

Neuralstem has created a portfolio of immortalized human neural stem cell lines and in vitro models of CNS diseases for drug screening capable of meaningful throughput.  Using these assays, the Company has screened its own proprietary compound libraries and currently has seven lead compounds with demonstrated neurogenic and neuroprotective properties, both in vitro and in vivo.

The Company, in conjunction with BRM, Inc., has received a $1 million SBIR Phase I grant from NIH to test these compounds in neurological complications associated with diabetes in rodent models.  The Company has recently also received a $500,000 NIH grant to test the compounds on rodent models of depression.

Funding Needs & Objectives

The Company is currently seeking funding to be used for the following purposes:

*

Complete preclinical animal tests for IND submission for ISP treatment

*

Complete cGMP manufacture of spinal cord stem cells for use in human clinical trials

*

Continue to develop and protect its intellectual property

*

Continue R&D for other spasticity indications such as Traumatic Spinal Cord Injury, Stroke, Cerebral Palsy, and Multiple Sclerosis, which can be treated by the same cells and via the same mechanism of action as ISP.

Additionally, the Company is considering plans to relocate its headquarters to California, near the University of California, San Diego (UCSD), in order to qualify for funding under Proposition 71, a California initiative that allocated $3,000,000,000 over the next 10 years to stem cell research. Proposition 71 was actually a State Constitutional Amendment for the State of California, which created a quasi governmental agency to support and fund stem cell research in California.  The legislative enactment authorized the sale of bonds to finance up to $300,000,000 per year for 10 (ten) years for that purpose.    Approximately $300 million per year will be available to all acceptable stem-cell-related candidate companies under Proposition 71.  The rules for the funding grants are still being finalized, but the Company is in the process of putting together the initial information that is expected to be needed in the process.  The Company, in conjunction with its collaborators at UCSD and at other California institutions, expects to seek funding for specific projects, including the trials themselves for ISP.

Market

Market for Cell Transplantation

More adults suffer from diseases of the Central Nervous System (CNS), including the brain and spinal cord, than of any other category of disease.

This number is expected to increase dramatically in the future as the population ages.  For most of these diseases, there is little or no effective treatment or long-term therapy available and the pharmaceutical industry is seeking effective treatments and cures.

Neurodegenerative conditions are estimated to affect more than 10 million people in the U.S. and account for over $150 billion in annual health-care costs.  For example, stroke is the third-leading cause of death and the most common cause of adult disability in the U.S. Each year, 700,000 Americans suffer a stroke, with 30% dying and 30% becoming permanently paralyzed or disabled, making the total cost of caring for all aspects of strokes in excess of $42 billion.   Consequently, CNS is one of the most important areas of medical concern.

The Company intends to undertake its own development of the market for Ischemic Spastic Paraplegia, other spasticity indications, Traumatic Spinal Cord Injury and ALS. The number of patients suffering from these diseases is all small enough that the clinical trials should be relatively inexpensive by industry standards and the Company believes it can undertake an initial rollout because the treatment of these diseases is concentrated in relatively few major hospitals and treatment centers.  Larger indications will also likely be treated at regional “centers of excellence”. However, management of the clinical trial and commercial rollout of the larger indications such as Parkinson’s disease, stroke and Alzheimer’s disease, will require significant growth of the company and/or a major healthcare industry partner.

Diseases for Early Product Development

(Assuming FDA Approval)	Expected Revenue per Patient ($000)	U.S. Patient Population		Expected Revenue per Year (after commercialization)
		Current	New/Year	Expected # of Patients	$ Millions
Ischemic Paraplegia	$50	10,000	1,000	500	$25
Traumatic Spinal Cord Injury: Spasticity	$50	21,000	1,000	500	$25
Cerebral Palsy: Spasticity	$50	30,000	5,000	1,200	$60
ALS	$50	30,000	5,000	1,250	$53
Total Early Development Products					$163

Ischemic Spastic Paraplegia

Ischemic Spastic Paraplegia (ISP) is paralysis due to hyperactive muscle spasticity induced by the localized obstruction of arterial blood flow to the spinal cord and the subsequent permanent damage of the inhibitory neurons in the cord. This obstruction of the blood flow to the cord is due to the cross clamping of the descending thoracic or thoracoabdominal aorta, which is required during cardiovascular surgery involving the repair of aneurysms and aorta dissection. Abdominal aortic aneurysm repair is the most common condition involving the aorta requiring surgical cross clamping of the aorta and thus is a common condition leading to ISP (see “Additional Market Information” section for more information).

There are approximately 10,000 patients suffering from ISP and at least 1,000 new cases each year in the U.S.

Traumatic Spinal Cord Injury

Spinal Cord Injury (SCI) is damage to the nerves within the spinal canal. Most SCI’s are caused by trauma to the vertebral column, thereby affecting the spinal cord’s ability to send and receive messages from the brain to the body’s systems that control sensory, motor and autonomic function below the level of injury. Motor vehicle accidents are the leading cause of SCI, followed by acts of violence, falls and sports injuries.

For Traumatic Spinal Cord Injury, there are approximately 21,000 existing patients with approximately 1,000 new cases each year. Syringomyelia is a chronic condition developing from the traumatic spinal cord injury where apertures of syrinx in the spinal cord expand, and ultimately can prove fatal. It is likely that the Company’s first Spinal Cord Injury patients will be treated for Syringomyelia.

In order to address the large patient populations for major CNS diseases, it will be necessary for the Company to expand its infrastructure and/or to partner with large pharmaceutical firms for clinical development and commercialization.  The Company is actively exploring the application of its technology toward treatment of Parkinson’s disease, stroke, epilepsy, Alzheimer’s disease and Multiple Sclerosis among others.  However, the Company’s projections do not include any revenues from such partnership diseases as the product development plan for these indications lay beyond the scope of this immediate business plan.

ALS

Amyotrophic lateral sclerosis (ALS), often referred to as “Lou Gehrig’s disease,” is a progressive neurodegenerative disease that affects nerve cells in the brain and the spinal cord. Motor neurons reach from the brain to the spinal cord and from the spinal cord to the muscles throughout the body. The progressive degeneration of the motor neurons in ALS eventually leads to their death.  When the motor neurons die, the ability of the brain to initiate and control muscle movement is lost. With voluntary muscle action progressively affected, patients in the later stages of the disease may become totally paralyzed.

There is currently no treatment to reverse or cure ALS, although there are several treatments that help slow the progression of the disease.

Recently, a study on ALS using Neuralstem’s cells was conducted at Johns Hopkins University. Neuralstem’s cells were grafted into the spinal cord of the rats, which had the neuropathology and symptoms of an aggressive form of ALS.  The lives of the rats were extended.  Furthermore, Neuralstem’s cells were shown to undergo extensive differentiation and promote motor neuron survival and function in the rats.  The cells showed resistance to the ongoing degenerative process of ALS, which is especially promising.  Additionally, the differentiated neurons expressed and released growth factors, which could also have a positive impact on curing ALS.  The study is expected to be published in 2006.

Diseases for Follow-on Product Development

Current U.S. Patient Population
Stroke	4,500,000
Stage 3 Parkinson’s Disease	400,000
Stage 4 Parkinson’s Disease	150,000
Lysosomal Storage Diseases	30,000

Technology

Stem Cell Technology

Neuralstem’s technology enables for the first time the efficient isolation and mass-production of neural stem cells of the human brain and spinal cord.  Such neural stem cells naturally exist during the normal nervous system development and are the founding cells that generate the complex array of cells that make up the mature human brain and spinal cord.  With Neuralstem’s technology, the laboratory grown human neural stem cells can also be routinely differentiated in vitro to generate a diverse array of different brain neurons (phenotypes).  In contrast, competing technologies are based on “blank” stem cells which are theorized to acquire specific cell phenotypes only upon transplantation.

Neuralstem’s technology allows for controlled differentiation that can create cells that are fully functional, physiologically relevant, regionally specific and reproducible.  These cells have been shown to be effective in vitro and in vivo and are well characterized.

Neuralstem’s stem cells are committed progenitors of the neural tissue only and therefore are not “embryonic stem cells”. Neuralstem’s stem cells cannot be used for human cloning. Thus, the religious and potential government problems associated with “embryonic stem cells” becomes minimalized in connection with Neuralstem’s technology.

Neuralstem’s ability to grow phenotypically specific neurons creates targeted opportunities where specific cells can be tested for the treatment of a particular disease.  The following table outlines examples of targeted opportunities available with Neuralstem’s human neural stem cells.

Neuron/Cell Type	Indications
Dopaminergic	Parkinson’s Disease
Cholinergic	Alzheimer’s Disease
Hypothalamic	Obesity, Sleep Disorders
Spinal cord motoneurons	Paraplegia, ALS
Hippocampal	Stroke
GABAergic	Spasticity, Epilepsy

Small Molecule Compounds

The Company has already identified through internal screening a group of neurogenic compounds that, when orally administered, can enhance the endogenous neural stem cells residing in the healthy adult mice. The discovery of these compounds has been funded by grants from Department of Defense.  The Company intends to focus its own internal programs on transplantation therapeutics.

All of the compounds which Neuralstem has developed have shown potent effects on hippocampal neurons. This is important because memory is stored in the hippocampus and Neuralstem has been able to increase the growth of hippocampal neurons by 30%.  The Company has demonstrated the potency of these compounds both in vitro and in healthy adult mice.

Patents

The Company has issued patents which protect its core technologies, and has continued to file new patents as applicable.

Isolation, Propagation, and Directed Differentiation of Stem Cells from Embryonic and Adult Central Nervous System of Mammals (U.S. Patent 5,753,506 issued May 19, 1998, patents pending in Canada and Europe)

This patent relates to a technology where stem cells from embryonic and adult brain are isolated, propagated, and differentiated efficiently in culture to generate large numbers of nerve cells. This technology, for the first time, enables one to generate large numbers of many different kinds of neurons found in a normal brain and provides a new foundation for gene therapy, cell therapy, novel growth factor screening, and drug screening for nervous system disorders.

In Vitro Generation of Differentiated Neurons from Cultures of Mammalian Multi-potential CNS Stem Cells (U.S. Patent 6,040,180 issued March 21, 2000—continuation-in-part of U.S. Patent 5,753,506, patents pending in Canada and Europe)

This patent reveals in vitro cultures of region-specific, terminally differentiated, mature neurons derived from cultures of mammalian multi-potential CNS stem cells and an in vitro procedure by which the differentiated neurons may be generated.

Stable Neural Stem Cell Lines (U.S. patent pending—continuation-in-part of U.S. Patent 5,753,506, patents pending in Canada, Europe and Japan, patent issued in Australia)

This patent discloses a systematic and efficient method for establishing stable neural stem cell lines and neuronal progenitor lines. The resulting cell lines provide robust, simple, and reproducible cultures of human and other mammalian neurons in commercially useful mass quantities while maintaining normal karyotypes and normal neuronal phenotypes.

Methods for Generating Dopaminergic Cells Derived from Neural Precursors (U.S. Patent 6,284,539 issued September 4, 2001)

This patent discloses a method for generating dopaminergic cells from a culture of mammalian CNS stem cells, methods for treating a patient with a neurological disorder, such as Parkinson’s Disease, methods of screening for compounds which generate or increase the number of dopaminergic cells in a culture of mammalian CNS stem cells and methods for discovering genes involved in generating dopaminergic cells.

Treatment of Nervous System Disorders by Transplantation (U.S. patent pending

This patent application discloses the method of treating various neurological disorders including spasticity in ischemic spastic paraplegia, traumatic spinal cord injury, epilepsy, ALS, and others.

Small Molecule Compound Patents

Use of Fused Imidazoles, Aminopyrimidines, Nicotinamides, Aminomethyl Phenoxypiperidines and Aryloxypiperidines to Promote Endogenous Neurogenesis (U.S. patent pending)

This patent is a composition of matter patent covering the compounds that were discovered in connection with the DOD sponsored research.

Key Collaborations

Cell Transplantation

Academic

Partner:

University of California San Diego, San Diego, CA, Dr. Martin Marsala, Professor

Period:

May 2002 – Present

Summary:

Test of Neuralstem’s cellular products for ischemic spastic paraplegia in animal models and generation of preclinical data

Partner:

University of Florida, College of Medicine, Gainesville, FL, Dr. Paul Reier, Professor

Period:

February 2000 - Present

Summary:

Test of Neuralstem’s cellular products for traumatic spinal cord injury in animal models and generation of preclinical data.

Partner:

Johns Hopkins University, School of Medicine, Baltimore, MD, Dr. Vassilis Koliatsos, Professor

Period:

March 2001 - Present

Summary:

Test of Neuralstem’s cellular products for ALS in animal models and generation of preclinical data

Partner:

Rush Presbyterian St Luke’s Medical Center, Chicago, IL, Dr. Tim Collier, Professor

Period:

March 2003 – Present

Summary:

Test of Neuralstem’s cellular products for Parkinson’s disease in animal models and generation of preclinical data

Small Molecule Compounds

Grants and Awards

NIH SBIR for Juvenile Diabetes (Current)

NIH DBIR for Depression (Current)

Stem Cells for Research

Commercial

Partner:

A-T Children’s Project, Deerfield Beach, FL

Period:

July 2003 - Present

Summary:

Non-exclusive license of a human cerebellar cell line for development of assays related to ataxia-telangiectasia.

Business Development Plan:

Development Strategy

For the foreseeable future, the Company has chosen to focus its resources and energy exclusively on development and commercialization of cell therapy products.

Because the Company’s stem cell technology permits a single cell line to treat thousands of patients, commercialization of its products will be scalable.  Thus, the Company’s research and development efforts to date (which are described below) have been focused on demonstrating this point:

1.

Candidate human neural stem cell lines (“leads”) for clinical and commercial development for specific indications have been isolated.

2.

Process for commercial manufacturing of the candidate stem cell lines has been worked out.

3.

Demonstration that stem cells thus produced are safe and effective in preclinical animal tests.

The Company’s immediate goal going forward is to prove that its stem cells are safe and effective in humans for treatment of spasticity.  The Company has chosen Ischemic Spastic Paraplegia (ISP) as the first indication to demonstrate the clinical and commercial potential of its technology for the following reasons:

1.

The nature of the spinal damage is fairly well understood.  Loss of the GABA interneurons due to ischemia produces the key debilitating symptom, namely, spasticity.  GABA interneurons are neurons residing in the gray matter of the spinal cord that modulate the firing of motor neurons that stimulate skeletal muscle contraction.

2.

The mechanism of action of treatment is straightforward.  The treatment will consist of one-time transplantation of the spinal GABA interneurons along the affected spinal tracts.

3.

The major clinical endpoints—spasticity and motor function measurement—are well defined and objectively quantifiable.

4.

The patient population—5% of survivors from AAA (thoraco-abdominal aortic aneurysm) surgical procedures—is uniform, predictable, accessible and small enough for conducting a manageable, controlled clinical trial.

Furthermore, spasticity is present in wide-ranging indications.  These include traumatic spinal injury, cerebral palsy, multiple sclerosis, traumatic brain injury, and stroke.  Thus, once shown safe and effective for ISP, the Company plans to develop and commercialize the same cell product to treat multiple indications via the same mechanism of treatment and the same surgical procedure.

For additional indications involving different etiologies, the Company will continue to collaborate with academic laboratories to leverage its expertise and resources.

Ischemic Spastic Paraplegia

Key milestones and costs for clinical development of ISP therapeutics

1.

Candidate Neural Stem Cell Lines

The lead candidate cell line for ISP clinical development has been derived from a single fetal spinal cord tissue and obtained through a proper donor consenting process.  This cell line was selected out of several candidate lines, due to its robust expansion and neuronal differentiation capacity.  It has been characterized both in vitro and in vivo for the past several years by the Company’s internal research team as well as by the Company’s academic collaborators.  The Company plans to create cell banks of this cell line from the existing seed stock to generate the clinical trial materials.

2.

cGMP Cell Banking of the Candidate Cell Line

Current Good Manufacturing Practice (cGMP) is a FDA guideline of procedures for manufacturing clinical materials for human use.  The existing non-cGMP cells will be re-propagated under cGMP conditions to generate the clinical trial materials.  All of the conditions for manufacturing the cells have already been worked out and simply need to be repeated under cGMP conditions.  This process will be outsourced to a contract manufacturer.  The cGMP cells thus generated will consist of three successive batches of frozen cells (“cell banks”):  one Master Cell Bank (MCB) and two Working Cell Banks (WCB1 and WCB2).  The Master Cell Bank will be exhaustively tested according to specified FDA-approved protocols for absence of microbial contaminations and potential human pathogens.  WCB1 will be subsequently derived from this MCB; and WCB2 will be derived from WCB1.  The cells in WCB2 will be the actual cells injected into patients.

3.

Preclinical studies

The Company has been conducting several preclinical studies for ISP with its candidate cell line for the past three years, mainly through collaboration with UCSD.  The primary focus has been efficacy tests in a predictive rat model of ISP which can be produced by surgical lesioning that mimics human spinal ischemia with human-like neurological damage and spasticity.  Some of the results from these studies are shown in “Illustrations” below.  In short, the results show that the transplanted human cells survive well, differentiate robustly to generate meaningfully large quantities of neurons and especially GABA neurons, and provide significant functional benefit.   No adverse effects were detected.  The Company is currently conducting dosage and safety studies in a large animal model (mini-pigs).  The resulting data will constitute a large part of the IND application package to be submitted to FDA.

4.

IND Application

The Company expects to submit the IND (investigative new drug) application to the FDA in 2006.  For this, the Company will retain regulatory experts as consultants to help with the pre-application analysis, preparation, and submission to FDA.  The Company has retained Joseph Sinkule (formally of Quintiles) to head up this effort.  The Company believes that the go-ahead approval from FDA will constitute a significant milestone for raising additional funding.

5.

Design and Implementation of Phase I/II Clinical Trial

The Company’s clinical development plan may involve only two phases since the typical Phase I safety study on healthy volunteers would place undue health risks to the volunteers.  This safety issue will instead be addressed using healthy mini-pigs at the time of IND submission.  The first clinical trial will be a combined safety and efficacy study in ISP patients.  This feasibility study will be an open-label, single-center study with 10-12 ISP patients without a placebo group.  Reduction in spasticity and enhanced motor function will be the primary efficacy clinical end points during 12-month monitoring after the transplantation surgery.  General safety of the patients and the cells will be the primary focus of the trial.  Estimated cost is approximately $100,000 per patient plus expenses for medical and regulatory advisors.  These estimates are based upon needing only 6 to 10 patients in the first trial because much smaller sample groups are required with stem cell therapy.

The outcome of this first phase clinical trial will be among the first human data ever produced with human neural stem cells.  Based on a positive efficacy data from this study, the Company anticipates raising additional funding to support the next clinical trial, and pre-clinical development of its follow on indication(s).

6.

Design and Implementation of Pivotal Trial

Details for this trial are yet to be worked out.  However, the Company expects a placebo controlled, closed-label study involving approximately 40 ISP patients in at least 2 centers.  The cost estimate and the duration of the trial will be the same as in the first trial.  With 40 patients, and at an expected cost of $100,000 per patient, this pivotal trail phase is estimated to cost approximately $4,000,000.

Other Spasticity Indications

The Company’s key strategy for growth is to expand the ISP therapeutic to other indications involving baclofen-responsive spasticity.  Baclofen-responsive spasticity most likely represents loss of GABA neurons and predicts those indications most likely to respond to the cell therapy with GABA neurons.  Baclofen, a GABA B receptor agonist, has been shown to be effective for treatment of spasticity in several indications.  They include traumatic spinal cord injury, cerebral palsy, multiple sclerosis, traumatic brain injury, and stroke.  The Company plans to conduct feasibility and/or pivotal clinical trials to demonstrate efficacy for these indications, once ISP trial has been successful.

Non-spasticity indications

The Company will continue to conduct feasibility studies with outside collaborators for other spinal disease such as ALS, traumatic spinal injury, and chronic pain as well as cerebral diseases such as Parkinson’s disease, focal epilepsy, stroke, Alzheimer’s disease, and lysosomal diseases.

Etiology of each of these diseases is distinct.  However, a common treatment theme the Company will initially focus on is the neuroprotective role of neural stem cells in slowing the progression of traumatic spinal injury, ALS, Parkinson’s and related diseases.

Projects

Neuralstem’s key development and financial milestones for the development of the Ischemic Paraplegia are listed below.

•

Rat Efficacy: The Company has proof of principle data that demonstrates it can reverse the crippling effects of Ischemic Spastic Paraplegia in rodents. Approximately 50% of the experimental animals recovered from complete paralysis to weight-bearing and mobility.  There was zero recovery in the control group. Additional histochemical studies will continue on the tissues through early 2005 followed by publication of this landmark study.

•

SCID Mice Tumorigenesis: Severe Combined Immunodeficient (SCID) Mice are mice that do not reject foreign tissue transplants and will be used to test for the potential of the stem cells to cause cancerous tumors. Additional follow up studies will continue throughout the clinical trial stages.

•

Pig Dosaging/Toxicology: Although the rat efficacy studies can show that the stem cell therapy will be effective, an optimal dose for the human patients will be determined using adult mini-pigs which have a spinal cord of similar size to humans.  Potential side effect and toxicology will also be tested in adult mini-pigs.  These studies are currently being conducted.

•

cGMP Cells: The manufacturing of the cells will be outsourced; several qualified vendors are currently bidding on the contract.

•

Phase I/II Clinical Trial: Neuralstem anticipates that the combined Phase I/II trial for Ischemic Paraplegia trial will involve no more than 10 to 12 patients.

•

Phase II/Phase III Clinical Trial: Neuralstem anticipates that the combined Phase II/III trial for Ischemic Paraplegia trial will involve no more than 40 to 50 patients.

Item 17.

Management’s Discussion and Analysis or Plan of Operation

The following discussion should be read in conjunction with the Company's financial statements and notes thereto.

Plan of Operation

Neuralstem is a pre-clinical stage Biotherapeutics company.  The main focus of the Company is moving it’s patented human neural stem cell technology from the lab, into the clinic.  The Company’s first target is to treat Ischemic Spastic Paraplegic patients with the goal of actually restoring motor function to the patients and dramatically improving their quality of life.  The Company’s cells can also be used as a unique tool for drug discovery and the Company is pursuing development of several Compounds discovered by using it’s proprietary drug discovery platform.  It is the Company’s policy to fund the drug discovery program only through grants.

Through December 31, 2005, the Company had no revenue from the transplantation program and roughly $310,000 in grant and other revenue for the drug development program.. The Company has suffered recurring losses and, at December 31, 2005, has a stockholders' deficit. The Company raised $1,136,000 in 2005 through the sale of restricted common stock, and in a subsequent event, another $4,450,000 (net of offering expenses) in the first quarter of 2006, and has the ability to satisfy the operating needs of the Company for the next 12 to 24 months from the date of the auditors’ report (March 29, 2006).

Liquidity and Capital Resources - December 31, 2005

During 2005, the Company had continuing losses from operations and a working capital deficit (Current Assets less Current liabilities for year end 2005) of $588,243.  In a subsequent event, the Company raised $4,540,000, net of offering costs in the first quarter of 2006. The Company does not currently have any established bank lines of credit. The  Company does however, have adequate capital to meet its obligations and to fund the development of its first stem cell transplantation product into a Phase 1 human trial.

Stock Option Plan

The Company's Stock Option Plan (Plan) was for its employees, directors, officers and consultants or advisors of the Company. In October, 2005 the Company's shareholders approved the reservation of 4 million shares for the Company’s plan; and grants of 1,200,000 shares vesting over a period of 4 years, for Karl Johe and Richard Garr, the Company’s CSO and CEO respectively.  (see table of options)

Capital Expenditures and Facilities

During the fiscal year ended December 31, 2005, the Company had total capital expenditures of roughly $18,000.  The amount of capital expenditures required for 2006 is estimated to be roughly $300,000.  Other operating expenses are estimated to be approximately $1,200,000.  This amount assumes the Company’s current plan for finishing all pre-clinical work required to file an IND with the FDA for its first indication, have that IND approved, and begin the first clinical trial all in 2006.  Since the FDA process is interactive, it is possible that more work will be required of the Company to gain the approval needed to begin human clinical trials.  The Company believes that it has sufficient resources to fund any such additional work. There is of course, no assurance that the FDA will approve the Company’s application, please see “risk factors”.

Results of Operations - Fiscal year ended Dec 31, 2005 compared to fiscal year ended Dec 31, 2004

The Company reported revenues of roughly $310,000 for 2005 and $125,000 for 2004.. During the years ended December 31, 2005 and 2004, operating expenses were approximately $1,100,000 and $980,000, respectively.

Activities in 2006

From the recent $4,540,000, net, private placement, we plan to allocate (i) $1,000,000 to pre-clinical work required for Investigational New Drug (IND) applications; (ii) $500,000 to retiring accounts payable, trade debt and back salaries; and (iii) the remainder to general administrative expenses in non-clinical categories and working capital.

Factors that may affect future results

We are subject to various risks that may materially harm our business, financial condition and results of operations.  You should carefully consider the risks and uncertainties described below and other information in this filing before deciding to purchase our common stock.  If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed.  In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Item 18.

Description of Property

Facilities

The Company leases one lab and one office totaling approximately 2,500 square feet at 9700 great Seneca highway, Rockville MD 20850, at a monthly rate of $4,000.  This lease expires on  March 31, 2007.

Employees

On November 1, 2005, Richard Garr and Karl Johe entered into Employment Agreements with the Company.  These agreements expire on November 1, 2012 and include a base salary of $240,000 per year for each officer, plus 300,000 vesting options, with an exercise price of $0.50 per share, for each of them, to an aggregate total, per person, of 1,200,000 options.

Item 19.

Certain Relationships and Related Transactions

In 2005 the Company entered into an agreement with an 8A Company substantially owned by Dr. Johe in order to facilitate the sale of research materials to the Federal Government.  The Company will receive up to 80% of any revenue generated by this license.  No transactions have occurred under this agreement, nor are any anticipated in the foreseeable future.

Item 20.

Market for Common Equity and Related Stockholder Matters

Market Information

    The Company, prior to this Registration, was a privately held corporation and no market existed for transactions related to shares of the Company's common stock.  Private sales or transfers were permitted under the respective state and Federal securities laws, subject to compliance with exemptions set forth under the respective statutory guidelines.

    At December 31, 2005, the Company had 88 shareholders of record.  The transfer agent of our common stock is American Stock Transfer  On February 15, 2006, Regal One Corporation declared a dividend agreeing to distribute 500,000 shares to its shareholders of record on that date after effectiveness of this registration statement, increasing the potential number of shareholders by a minimum of 175 and an estimated maximum of 620.

Dividends

Future dividends on the common shares, if any, will be dependent upon the Company's earnings, financial conditions and other relevant factors as determined by the Board of Directors.

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the December 31, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,400,000	All at 50 cents	2,600,000

Equity compensation plans not approved by security holders	0	0	0

Total	2,400,000	$0.50	2,600,000

 Item 21.  Executive Compensation

        The following table sets forth the aggregate annual remuneration of Neuralstem's Chief Executive Officer and the other executive. All amounts are in U.S. dollars unless otherwise noted.

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other	Restricted Stock	Options	All Other Compensation
Karl Johe	2005	$240,000				50,000(1)	$21,600
	2004	$157,506			515,588		$17,400
	2003	$87,600		$6,500	577,500		$14,400

Richard Garr	2005	$240,000				50,000(1)	$21,600
	2004	$157,506			515,588		$17,400
	2003	$87,600		$6,500	577,500		$14,400

(1)  Options vest at the rate of 300,000 per year (25,000 per month), at the end of the year, commencing with November 1, 2005 (first vesting at October 31, 2006)

Compensation and Employment Agreements

On November 1, 2005, Richard Garr and Karl Johe entered into seven (7) year Employment Agreements with the Company.  These agreements expire on November 1, 2012 and include a base salary of $240,000 per year for each officer, plus 300,000 vesting options, with an exercise price of $0.50 per share, for each of them, to an aggregate total, per person, of 1,200,000 options.  The agreements have termination provisions which state that if either employee is terminated for any reason other than a voluntary resignation, then all compensation due under the terms of the agreement shall become due and payable immediately.  This provision will make the replacement of either of these employees very expensive.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement.  This prospectus constitutes the prospectus of Neuralstem, Inc. filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission.  Such reports, proxy statements and other information may be inspected by public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.  Because we file documents electronically with the SEC, you may obtain this information by visiting the SEC's Internet website at sec.gov.

Item 22.

Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Neuralstem, Inc.

I have audited the accompanying balance sheets of Neuralstem, Inc. as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Neuralstem, Inc. as of December 31, 2005 and 2004 and the results of its operations, stockholders’ deficit and cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

George Brenner, CPA

Los Angeles, California

March 29, 2006

NEURALSTEM, INC.

BALANCE SHEETS

December 31,

December 31,

2005

2004

  ASSETS

CURRENT ASSETS

Cash

$

526,381

$

39,054

Total current assets

526,381

39,054

Property and equipment, net

29,138

61,069

Intangible assets, net

14,327

15,980

Total assets

569,846

116,103

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES

Notes payable to bank including accrued interest

$

116,255

$

118,000

Note payable, current portion

8,946

-

Accounts payable and accrued expenses

683,803

683,118

Deferred compensation

192,620

202,620

Common stock payable

113,000

-

Total current liabilities

1,114,624

1,003,738

Notes payable, stockholder

-

60,000

Note payable, long-term portion

28,395

-

Total liabilities

1,143,019

1,063,738

STOCKHOLDERS’ DEFICIT

Preferred stock: $0.01 par value; authorized

7,000,000 shares; issued and outstanding

-- and 6,254,402 shares at

December 31, 2005 and 2004, respectively

$

-

$

62,544

Common stock: $0.01 par value; authorized

75,000,000 shares; issued and outstanding:

20,338,876 and 2,016,586 shares at

December 31, 2005 and 2004, respectively

203,389

20,166

Additional paid-in capital

26,317,238

25,184,463

Accumulated deficit

(27,093,800)

(26,214,808)

Total stockholders’ deficit

(573,173)

(947,635)

Total liabilities and stockholders’ deficit

$

569,846

$

116,103

See Accompanying Notes to Financial Statements.

NEURALSTEM, INC.

STATEMENTS OF OPERATIONS

             Year ended December 31,

2005

2004

Revenues

$

309,142

$

125,457

General, selling and administrative expenses

   Operating expenses

1,135,559

 983,482

   Depreciation and amortization

51,923

155,555

1,187,482

1,139,037

Operating loss

(878,340)

(1,013,580)

Nonoperating income (expense)

Interest

7,888

4,233

Other income

-

2,702

Forgiveness of debt

10,735

-

Loss on sale of assets

-

(842,719)

Interest expense

(19,275)

(255,060)

Net loss

$

(878,992)

$

(2,104,424)

Net loss per share, basic

$

(0.08)

$

(1.00)

Average number of shares

of common stock outstanding

10,417,300

2,016,586

See Accompanying Notes to Financial Statements.

NEURALSTEM, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

   Additional

            Preferred Stock

           Common Stock

      Paid-In

Accumulated

Shares

   Amount

      Shares

  Amount

      Capital

     Deficit

       Total

Balance, December 31, 2003

2,272,177

$

22,722

2,016,586

$

20,166

$

23,691,569

$

(24,110,384)

$

(375,927)

Beneficial conversion feature of convertible

   notes payable

-

-

-

-

6,207

-

6,207

Conversion of convertible notes payable

3,982,225

39,822

-

-

1,486,687

-

1,526,509

Net loss, December 31, 2004

-

-

-

-

-

(2,104,424)

(2,104,424)

Balance, December 31, 2004

6,254,402

$

62,544

2,016,586

$

20,166

$

25,184,463

$

(26,214,808)

$

(947,635)

Conversion of preferred stock

(6,254,402)

(62,544)

13,991,003

139,910

(77,366)

-

-

Issuance of common stock for satisfaction

  of note payable totaling $60,000

-

-

120,000

1,200

58,800

-

60,000

Issuance of common stock for services,

  $0.50 per share

-

-

120,000

1,200

58,800

-

60,000

Issuance of common stock at $0.50 per share,

  includes 1,845,287 shares issued for

  offering related expense

-

-

4,091,287

40,913

1,082,087

-

1,123,000

Warrants for 354,000 shares of common stock

  for services

-

-

-

-

10,454

-

10,454

Net loss, December 31, 2005

-

-

-

-

-

(878,992)

(878,992)

Balance, December 31, 2005

-

$

-

20,338,876

$

203,389

$

26,317,238

$

(27,093,800)

$

(573,173)

See Accompanying Notes to Financial Statements.

NEURALSTEM, INC.

STATEMENTS OF CASH FLOWS

                                                                                                                                             Year Ended December 31

2005

2004

Cash Flows From Operating Activities

Net loss

$

(878,992)

$

(2,104,424)

Adjustments to reconcile net loss to cash used in

operating activities:

Depreciation and amortization

51,923

155,555

Loss on disposition of assets

-

842,719

Non-cash interest on notes payable related party

-

(2,427)

Interest amortization of beneficial conversion feature

-

220,341

Stock based compensation

70,454

-

Changes in assets and liabilities

Accounts receivable

-

17,882

Prepaid expenses

-

52,193

Other assets

-

10,840

Accounts payable and accrued expenses

38,026

82,741

Deferred compensation

(10,000)

253,871

Accrued interest on convertible notes

-

34,506

Net cash used in operating activities

(728,589)

(436,203)

Cash Flows From Investing Activities

Purchase of property and equipment

(18,339)

-

Proceeds from sale of property and equipment

-

100,857

Net cash provided by investing activities

(18,339)

100,857

Cash Flows From Financing Activities

Issuance of common stock

1,123,000

-

Proceeds from notes payable

-

60,000

Proceeds from common stock payable

113,000

-

Proceeds from convertible notes payable

-

361,000

Payments on notes payable

(1,745)

(47,568)

Net cash provided by financing activities

1,234,255

373,432

Net increase (decrease) in cash

487,327

38,086

Cash, beginning of period

39,054

968

Cash, end of period

$

526,381

$

39,054

Supplemental Information

Beneficial conversion feature on issuance of debt

$

-

$

6,207

Preferred Stock issued for debt

$

-

$

479,987

Issuance of 120,000 shares of common stock for debt

$

60,000

$

-

Conversion of 6,254,402 shares of preferred stock to

  13,991,003 shares of common stock

$

62,544

$

-

Conversion of notes payable to preferred stock

$

-

$

1,526,509

Conversion of note payable to convertible note payable

$

-

$

40,000

Conversion of an accrued liability into a note payable

$

37,341

$

-

See Accompanying Notes to Financial Statements.

Note 1.

Nature of Business and Significant Accounting Policies

Nature of business:

Neuralstem, Inc. (“Company”) is a biopharmaceuticals company that is utilizing its proprietary human neural stem cell technology to create a comprehensive platform for the treatment of central nervous system diseases.  The Company will commercialize this technology as a tool for use in the next generation of small-molecule drug discovery and to create cell therapy biotherapeutics to treat central nervous system diseases for which there are no cures.  The Company was founded in 1996 and currently occupies lab and office space in Gaithersburg, Maryland.

Inherent in the Company’s business are various risks and uncertainties, including its limited operating history, the fact that Neuralstem’s technologies are new and may not allow the Company or its customers to develop commercial products, regulatory requirements associated with drug development efforts and the intense competition in the genomics industry.  The Company’s success depends, in part, upon successfully raising additional capital, prospective product development efforts, the acceptance of the Company’s solutions by the marketplace, and approval of the Company’s solutions by various governmental agencies.

The Company has incurred cumulative losses of approximately $27,094,000 since inception and reported a net loss of approximately $879,000 for the year ended December 31, 2005.  In order to further its research and develop its products, the Company will require additional financing until such time that revenue streams are of sufficient volume to generate positive cash flow from operations.  Possible sources of funds are strategic alliances, additional equity offerings, grants and contracts, and research and development funding from third parties.  Management intends to raise additional capital and remains committed to taking all appropriate and necessary actions to effect timely cost reductions and cash preservation measures in the event anticipated revenue and cash flow expectations are not substantially met.  Subsequent to December 31, 2005, the Company had raised $4,540,000 in equity funding (see Note 8).

A summary of the Company’s significant accounting policies is as follows:

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash

For the Statements of Cash Flows, all highly liquid investments with maturity of three months or less are considered to be cash equivalents.  There were no cash equivalents as of December 31, 2005 and December 31, 2004.

Note 1.

Nature of Business and Significant Accounting Policies (continued)

Property and Equipment

Property and equipment is stated at cost and depreciated on a straight-line basis over the estimated useful lives ranging from three to seven years.  Expenditures for maintenance and repairs are charged to operations as incurred.

Recoverability of Long-Lived Assets and Identifiable Intangible Assets

Long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.  Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition.  In the event that such cash flows are not expected to be sufficient to recover the carrying amount of the assets, the assets are written down to their estimated fair values.  Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Fair Value of Financial Instruments

The fair values of financial instruments are estimated based on market rates based upon certain market assumptions and information available to management.  The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values.  These financial instruments include cash, accounts payable and notes payable.  Fair values were assumed to approximate carrying values for cash and payables due to the short-term nature or that they are payable on demand.

Revenue Recognition

To date, revenue has been derived primarily from providing treated samples for gene expression data from stem cell experiments and from providing services under a federal grant program sponsored by the Defense Advanced Research Projects Agency (DARPA) $70,000 and $125,000 in 2005 and 2004, respectively.  Revenue is recognized when there is persuasive evidence that an arrangement exists, delivery of goods and services has occurred, the price is fixed and determinable, and collection is reasonably assured.  Allowances are established for estimated uncollectible amounts, product returns, and discounts.

Research and Development

Research and development costs are charged to operations when incurred.

Note 1.

Nature of Business and Significant Accounting Policies (continued)

Income taxes

Income taxes are provided for using the liability method of accounting in accordance with SFAS No. 109 “Accounting for Income Taxes.”  A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Stock – Based Compensation

The Company recognizes expense for stock-based compensation arrangements in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations.  Accordingly, compensation cost is recognized for the excess of the estimated fair value of the stock at the grant date over the exercise price, if any.  The Company accounts for equity instruments issued to non-employees in accordance with EITF 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Good or Services.”  Accordingly, the estimated fair value of the equity instrument is recorded on the earlier of the performance commitment date or the date the services required are completed.

Comprehensive Loss

Statement of Financial Accounting Standard (SFAS) No. 130 “Reporting Comprehensive Income,” requires the presentation of comprehensive income or loss and its components as part of the financial statements.  For the years ended December 31, 2005 and 2004, the Company’s net loss reflects comprehensive loss and, accordingly, no additional disclosure is required.

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of Accounting Research Bulletin No. 43, Chapter 4” (“SFAS No. 151”). SFAS No. 151 requires that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) be recorded as current period charges and that the allocation of fixed production overheads to inventory be based on the normal capacity of the production facilities. SFAS No. 151 becomes effective for our Company on January 1, 2006. The Company does not believe that the adoption of SFAS No. 151 will have a material impact on our financial statements.

Note 1.

Nature of Business and Significant Accounting Policies (continued)

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment.” SFAS No. 123R replaced SFAS No. 123 and superseded Accounting Principles Board Opinion No. 25. SFAS No. 123R will require compensation costs related to share-based payment transactions to be recognized in the financial statements.  On April 14, 2005, the Securities and Exchange Commission issued an announcement amending the compliance dates for the FASB's SFAS 123R that addresses accounting for equity based compensation arrangements. Under SFAS 123R registrants would have been required to implement the standard as of the beginning of the first interim or annual period that begins after June 15, 2005. The Commission's new rule will allow companies to implement SFAS 123R at the beginning of the next fiscal year after June 15, 2005. The Company anticipates adopting SFAS 123R in the first quarter 2006.  The Company does not believe that the adoption of SFAS No. 123R will have a material impact on our financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29” (“SFAS No. 153”). SFAS No. 153 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. Under APB Opinion No. 29, an exchange of a productive asset for a similar productive asset was based on the recorded amount of the asset relinquished. SFAS No. 153 eliminates this exception and replaces it with an exception of exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 became effective for our Company as of July 1, 2005. The Company will apply the requirements of SFAS No. 153 on any future nonmonetary exchange transactions.

In March 2005, the FASB issued FASB Interpretation ("FIN") No. 47 "Accounting for Conditional Asset Retirement Obligations—an Interpretation of FASB Statement No. 143" ("FIN No. 47"). FIN No. 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and/or method of settlement are conditional on a future event. FIN No. 47 is effective for us no later than December 31, 2005. We do not expect that the adoption of FIN No. 47 will have a material impact on our financial condition or results of operations.

In May 2005,  the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB No. 20 and FASB Statement No. 3” (“SFAS No. 154”).  SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable.  APB Opinion No. 20 “Accounting Changes,” previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle.  This statement is effective for our Company as of January 1, 2006. The Company does not believe that the adoption of SFAS No. 154 will have a material impact on our financial statements.

Note 2.

Stockholders’ Deficit

Common stock

The authorized stock of the Company consists of 7,000,000 shares of preferred stock with a par value of $0.01 and 75,000,000 shares of common stock with par value of $0.01.  The preferred stock is divided into A, B, and C Series.

In September 2005, the Company approved a reverse stock split, where three (3) shares of common stock were issued for every ten (10) shares of common stock previously owned.  The prior information has been adjusted to reflect the reverse stock split.  In conjunction with the conversion of the preferred stock, the Company amended the Articles of Incorporation to authorize 75,000,000 shares of common stock, without reauthorization of the preferred shares.

Preferred Series A & B Stock

The Company issued 1,047,588 shares of Series A Preferred Stock and 719,895 shares of Series B Preferred Stock as of December 31, 2005 and 2004.  The holders of the Series A and B Preferred Stock are entitled to noncumulative dividends of 8% per annum, on the original issue price of $7.64 per share, when and if declared by the board of directors.  The preferred stockholders have a liquidation preference above all other classes of stock equal to $7.64 per share plus all declared and unpaid dividends.  The liquidation price per share is subject to adjustment for certain dilutive events, as defined.

At any time, a preferred stockholder has the option to convert their shares into an equal number of shares of common stock.  The conversion rate is subject to adjustment for certain dilutive events, as defined.  Shares of Series A & B Preferred Stock automatically converts into common stock upon the closing of an underwritten public offering in which the Company’s per share price is at least $3.00 and the gross proceeds to the Company exceed $7.5 million or upon the election of a majority of the preferred stockholders.

The preferred stockholders are entitled to the number of votes that equals the number of shares of common stock into which such shares could be converted, as defined.  The vote or written consent of the majority of the preferred stockholders is required to (i) effect of validate a change in the authorized number of shares of preferred; (ii) a redeem, repurchase, pay dividends or make any other distribution to common stockholders; or (iii) effect any action resulting in the payment or declaration of dividends on any class of stock.

Preferred Series C Shares

During 2003, the Company issued 504,694 Series C Preferred Stock at $1.60 per share.  Each share of Series C Preferred Stock is convertible to ten shares of common stock.  Stock issuance costs of $27,506 were offset against the additional paid in capital from the sale of stock.

On October 6, 2003, the Company issued “Option Promissory Notes” (Notes) totaling $605,000.  The Notes are convertible to Series C Preferred Stock at the same terms and conditions as the Series C Preferred Stock outstanding on the effective date of the Notes, at any time before the Due Date, in lieu of cash repayment.  The current terms are to convert the Notes at $1.60 per share of Series C Preferred Stock.

Note 2.

Stockholders’ Deficit (continued)

Preferred shares were allocated as follows:

2004

Series A

1,047,588

Series B

719,895

Series C

4,486,919

6,254,402

Additionally, the Notes granted the holder the option to acquire their pro rata share, based on the principal balance of the Note as a percentage of the Aggregate Note, if any, of up to $5 million of equity in Neuralstem, Inc. under the same terms and conditions as the Series C Preferred Stock on or before October 6, 2008 (the Option).  The price per share of the equity to be purchased under the Option shall increase by 10% on every six month anniversary starting after April 6, 2004.  The option may be exercised in whole or in part at any time during the period between the date of the Note and the expiration date of the Option at the Holder’s discretion.  The options were valued using the Black-Scholes model for option valuation.  The $5 million of equity equates to 3,125,000 shares of Series C Preferred Stock.  A beneficial conversion feature of the Notes of $224,712 was recorded to additional paid in capital on October 6, 2003.  Interest expense of $10,577 was recorded for the period ended December 31, 2003.  The entire beneficial conversion feature was expensed as interest expense in November 2004, as the convertible debt was converted to Preferred Series C shares.

In October 2004, the Company issued additional Notes to officers of the Company in lieu of $479,988 in accrued salary and consulting fees.  The new Notes had the same terms and conditions and Options as the Notes issued in 2003.  The Options for the Notes issued in 2004 were also valued using the Black-Scholes model.  The pro-rata portion of the $5 million, 1,093,480 shares of the 3,125,000 are allocated to the new Notes.  The beneficial conversion feature allocated to these Notes recorded $6,207 to additional paid in capital on October 25, 2004.   This conversion feature was converted to interest expense in November 2004, as the convertible debt was converted to Preferred Series C shares.

In November 2004, the Board of Directors approved the conversion of all Notes to Series C Preferred Stock.  In consideration of monthly accrued interest on the Notes, the Company agreed to issue the shares offered in the option, without consideration.  A total of 3,982,225 shares of Series C Preferred Stock were issued in the conversion of the Notes and the Options.

In 2005, the shareholders of preferred series A, B and C, totaling 6,254,402 shares were converted into 13,991,003 shares of common stock.  As of December 31, 2005, there were no outstanding preferred shares.

Stock Options

In 1997, the Company adopted a stock incentive plan (the Plan) to provide for the granting of stock awards, such as stock options and restricted common stock to employees, directors and other individuals as determined by the Board of Directors.  The Company reserved 2.7 million shares of common stock for issuance under the Plan.   At December 31, 2002, 816,084 options were outstanding with 216,040 options exercisable.  During 2003, the Company reduced operations and terminated employment with all employees.  The Plan was discontinued, terminating all options outstanding.

Note 2.

Stockholders’ Equity (continued)

Stock Warrants

Warrants to purchase common stock were issued to certain stockholders and consultants.

The following table summarizes information about stock warrants at December 31, 2005:

   Outstanding

    Expiration

          Exercise Price

      Warrants

         Date

              $  9.55

20,000

        2006

              $10.00

100,000

        2006

              $  0.50

1,650,000

   2006 - 2010

              $  1.00

24,000

        2015

              $  5.00

1,000,000

        2015

Net loss per common share

Net loss per share is calculated in accordance with SFAS No. 128, “Earnings Per Share.”  The weighted-average number of common shares outstanding during each period is used to compute basic loss per share.  Diluted loss per share is computed using the weighted averaged number of shares and dilutive potential common shares outstanding.  Dilutive potential common shares are additional common shares assumed to be exercised.  Dilutive loss per share is excluded from the calculation because the effect would be anti-dilutive.

Note 3.

Property and Equipment

The major classes of property and equipment consist of the following:

2005

2004

Computers and office equipment

$

301,892

$

300,053

Lab equipment

524,336

507,836

$

826,228

$

807,889

Less accumulated depreciation and amortization

(797,090)

(746,820)

Property and equipment, net

$

29,138

$

61,069

Depreciation expense for the years ended December 31, 2005 and 2004 was $50,270 and $153,800, respectively.

Note 4.

Intangible Assets

The Company holds patents related to its stem cell research.  Patent filing costs were capitalized and are being amortized over the life of the patents.  The company has determined that the intangibles purchased have a seventeen year useful life.  The provisions of SFAS No. 142 “Goodwill and Other Intangible Assets” require the completion of an annual impairment test with any impairments recognized in current earnings.  The Company determined that no impairment to the assigned values had occurred.  The Company’s intangible assets and accumulated amortization consisted of the following at December 31, 2005 and 2004:

               2005

                       2004

Accumulated

Accumulated

      Gross

Amortization

      Gross

Amortization

Patent filing fees

$

24,796

$

(10,469)

$

24,796

$

(8,816)

Amortization expense for the years ended December 31, 2005 and 2004 was $1,653 and $1,755, respectively.

Note 5.

Notes payable

As described in Note 2, on October 6, 2003, the Company issued “Option Promissory Notes” (Notes) totaling $605,000, convertible to Series C Preferred Stock.  The Notes carry a stated interest rate of 5%, payable quarterly beginning January 1, 2004.  Fifty percent of the principal was due on October 3, 2004 and fifty percent due on October 3, 2005.  The shares were converted to Series C Preferred Stock in November 2004, without payments of principal or interest on the Notes.   As of December 31, 2005, the Note was fully paid.

In April 2005, the Company received a notice from the Department of Economic Development (“DED”) from the County of Montgomery, Alabama whereby provisions of a $40,000 grant received in 2001 were not fully satisfied.  As a result, the Company is required to return the grant.  In 2004, the Company recorded an accrued liability for this amount.  In 2005, the Company reclassified the accrued liability as a note payable since the notice from DED provided provisions for the grant funds to be returned over a five year period, in monthly payments of both principal and interest, interest rate of 5% and maturing in May 2010.  As of December 31, 2005, the balance related to this note totaled $37,341.

In November 2001, the Company entered into an agreement with a bank to borrow $625,000.  The note was renegotiated in May 2002 to require principal payments of $25,000 per month beginning August 2002 and to accrue interest at the prime rate plus 1.5% with the balance of principal and accrued interest due on December 9, 2002.  The note was renegotiated in December 2002 to require principal payments of $25,000 per month through February 2003, increasing to $40,000 per month starting March 2003, and to accrue interest at the prime rate plus 1.5% with the balance of principal and accrued interest due on June 20, 2003.  Substantially all of the Company’s assets provide collateral for the borrowings.   As of December 31, 2005, the balance related to this note totaled $116,255.  The note was paid in 2006, see Note 8.

Note 5.

Notes payable (continued)

Notes payable at December 31, 2005 and 2004 are as follows:

2005

2004

Note payable to Bank, interest at prime rate

  plus $1.5%, due June 20, 2003,  collateralized

  by all assets of the Company and guaranteed by an

  officer of the Company

$

116,255

$

 118,000

Note payable, stockholder

-

 60,000

Note payable

37,341

-

153,596

178,000

Current portion of note payable

(125,201)

118,000

Long-term portion of note payable

$

28,395

$

60,000

Note 6.

Income Taxes

We did not provide any current or deferred U.S. federal income tax provision or benefit for any of the periods presented because we have experienced operating losses since inception. We provided a full valuation allowance on the net deferred tax asset, consisting of net operating loss carryforwards, because management has determined that it is more likely than not that we will not earn income sufficient to realize the deferred tax assets during the carryforward period.

The tax effects (computed at a 35% effective tax rate) of significant temporary differences representing deferred tax assets for December 31, 2005 and 2004 are as follows:

2005

2004

Deferred tax assets:

  Net operating loss carryforward

$

8,425,356

$

8,118,339

  Research and development

361,860

361,860

  Start-up costs

6,276

8,368

  Depreciation

30,092

30,092

  Stock Compensation Expense

450,318

425,659

  Deferred liabilities

47,532

47,532

  Other

140,328

139,003

Deferred tax liabilities

9,461,762

9,130,853

Net deferred tax assets

-

-

Valuation allowance

(9,461,762)

(9,130,853)

Net deferred tax asset

$

0

$

0

At December 31, 2005, the Company has net operating loss carryforwards of approximately $24.1 million.  The Company has also reported certain other tax credits, the benefit of which has been deferred.  The Company’s NOL carryforwards and credits will begin to expire in the tax year 2012.  The timing and manner in which these net operating loss carryforwards and credits may be utilized in any year by the Company will be limited to the Company’s ability o generate future earning and also may be limited by certain provision of the U.S. tax code.

Note 7.

Commitments and Contingencies

In January 2004, the Company entered into a new license agreement (lease) for facilities in Montgomery County Maryland.  The term of the license agreement is for one (1) year from January 1, 2004 through December 31, 2005.  The Company has an option to request renewal of the license for two (2) additional terms of one year each.

The monthly payments for the agreement are for $3,530 per month for the initial term of the agreement.  The two renewal terms have monthly payments of $4,271.

On November 1, 2005, Richard Garr and Karl Johe entered into seven (7) year Employment Agreements with the Company.  These agreements expire on November 1, 2012 and include a base salary of $240,000 per year for each officer, plus 300,000 vesting options, with an exercise price of $0.50 per share, for each of them, to an aggregate total, per person, of 1,200,000 options.

Note 8.

Subsequent Events

From January 2006 through February 2006, the Company raised $4,540,000 (net of offering expenses of $460,000) through a Limited Offering Memorandum.  Each Unit sold consisted of one share of common stock, ½ “A” Warrant to Purchase A share of Common Stock at $1.50 per share, and ½ ‘B” Warrant to Purchase A Share of Common Stock at $2.00 per share.

In March 2006, the Company paid off in full a note payable totaling $116,255 as of December 31, 2005, plus interest accrued during 2006, as described in Note 5.

Item 23.

Changes In and Disagreement With Accountant on Accounting and Financial Disclosure

None.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.

  Indemnification of Directors and Officers.

        The Corporation Laws of the State of Delaware and the Company's Bylaws provide for indemnification of the Company's Directors for expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matter as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.  Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC Registration fee	$ 2,052.79
Accounting fees and expenses*	15,000
Legal fees and expenses*	15,000
TOTAL	$ 32,052.79

* Estimated

Item 26. Recent Sales of Unregistered Securities

The following information is given with regard to unregistered securities sold during the preceding three years, to December 31, 2005, including the dates and amounts of securities sold, the persons to whom we sold the securities, the consideration received in connection with such sales and, if the securities were issued or sold other than for cash, the description of the transaction and the type and amount of consideration received.

Name	Number of Shares	Consideration Paid	Date Acquired	Exemption

Equity Communications, LLC	330,000 Options	Services Contract for $72,000 in cash consideration	August 29, 2005	Rule 4(2) to sophisticated investor
Regal One Corporation	1,845,287	$387,000	June 22, 2005	Rule 4(2) to BDC
16 Investors in Private Placement (See Table on Page 13 Above)	1,272,000	$636,000	September 15, 2005	Rule 4(2), Regulation D (506)
68 Investors in Private Placement (See Table on Pages 13-15 Above)	5,000,000	$5,000,000	March 3, 2006	Rule 4(2), Regulation D (506)
(These 68 Investors also acquired the Series A and Series B Warrants set forth after their names)	5,000,000 Warrants	Included in $5,000,000 above	March 3, 2006	Rule 4(2), Regulation D (506)
Steven B. Dunn and High Tide, LLC	1,000,000	$500,000	December 27, 2005	Rule 4(2) to sophisticated investors
Regal One Corporation	1,000,000 Warrants	Included in $387,000 above	June 22, 2005	Rule 4(2) to BDC
Stanley Westreich (November 2005; Accredited 4(2))	200,000 shares 200,000 warrants	$400,000	Nov. 15, 2005	Rule 4(2) to sophisticated investors

Merrill Solomon (November 2005; Accredited 4(2))	120,000 shares 120,000 warrants	$60,000	Nov. 15, 2005	Rule 4(2) to sophisticated investors

Item 27. Exhibits

        The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Neuralstem, Inc., a Nevada corporation.

Exhibit Number	Description
3(i).1	Articles of Incorporation of Neuralstem, Inc., as amended
3(ii).1	Corporate Bylaws for Neuralstem, Inc.
4.1	Form of $0.50 Warrant
4.2	Form of $1.50 Warrant (Series “A”)
4.3	Form of $2.00 Warrant (Series “B”)
4.4	Form of $5.00 Warrant
4.5	Form of Placement Agent Warrant
5.1	Legal opinion and consent of Dieterich & Associates
10.1	Employment Agreement between CNS Stem Cell Technology, Inc. and I. Richard Garr, dated January 1, 1997
10.2	Employment Agreement between CNS Stem Cell Technology, Inc. and Karl Johe, dated January 1, 1997
10.3	Research Agreement between Neuralstem, Inc. and the Regents of the University of California, San Diego, dated May 15, 2002
10.4	Non Exclusive Limited License and Material Transfer Agreement between Neuralstem, Inc. and A-T Children’s Project, dated December 12, 2004
10.5	Laboratory Services and Confidentiality Agreement between Neuralstem, Inc. and Biopharmaceutical Services, a division of Charles River Laboratories, dated May 11, 2005
10.6	Limited Exclusive License between Neuralstem, Inc. and High Med Technologies, Inc., dated July 7, 2005
10.7	Commercial Lease of Vivarium Room, dated February 14, 2006
10.8	Equity Investment and Share Purchase Agreement between Neuralstem, Inc. and Regal One Corporation, effective June 22, 2005 and amended September 15, 2005
14.1	Neuralstem Code of Ethics
23.1	Consent of Dieterich & Associates (included with Exhibit 5.1)
23.2	Consent of Neuralstem’s Auditors

 Item 28. Undertakings

The undersigned registrant hereby undertakes to:

(1)     File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

        (iii) Include any additional or changed material information on the plan of distribution.

(2)     For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)     File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)     For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5)     For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Rockville, Maryland on March 31, 2006.

Neuralstem, Inc.

By:  /s/ I. Richard Garr

I. Richard Garr

President, Chief Executive Officer and Director

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/s/ I. Richard Garr I. Richard Garr	President/CEO/Director	March 31, 2006
/s/ Karl Johe Karl Johe	Chairman/CSO/Director	March 31, 2006